SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]      Preliminary Proxy Statement        [ ] Confidential, for Use of the
[ ]      Definitive Proxy Statement             Commission Only (as permitted by
[ ]      Definitive Additional Materials        Rule 14a-6(e)(2))
[ ]      Soliciting Material Pursuant to
         Section 240.14a-12


                         PRG-SCHULTZ INTERNATIONAL, INC.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
                   ------------------------------------ ----
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                      PRELIMINARY COPY, DATED APRIL 2, 2002



                              [PRG - SCHULTZ LOGO]

                         PRG-SCHULTZ INTERNATIONAL, INC.

                            2300 WINDY RIDGE PARKWAY
                                 SUITE 100 NORTH
                             ATLANTA, GA 30339-8426
                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 15, 2002
                                 ---------------

TO THE SHAREHOLDERS OF
PRG-SCHULTZ INTERNATIONAL, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PRG-SCHULTZ INTERNATIONAL, INC. ("PRG-Schultz" or the "Company") will be held at the Company's offices, 2300 Windy Ridge Parkway, Atlanta, Georgia 30339-8426, on May 15, 2002 at 9:00 a.m., for the following purposes:

     1. To elect four (4) Class III directors to serve until the Annual Meeting of Shareholders held in 2005 or until their successors are elected and qualified.

     2. To consider an amendment to the Company's Articles of Incorporation to provide that shareholders may only remove directors for cause.

     3. To consider and act upon a shareholder proposal concerning the Company's Shareholder Protection Rights Agreement.

     4. To consider an amendment to the Company's Stock Incentive Plan which increases by 1,750,000 shares the number of shares of the Company's common stock which may be granted under the Stock Incentive Plan pursuant to stock options, stock appreciation rights, and other stock awards.

     5. To consider an amendment to the Company's Employee Stock Purchase Plan which increases by 1,500,000 shares the number of shares of the Company's common stock which may be purchased under the Employee Stock Purchase Plan.

     6. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The proxy statement dated April 16, 2002 is attached. Only record holders of the Company's common stock at the close of business on March 29, 2002 will be eligible to vote at the meeting.

     If you are not able to attend the meeting, please execute, complete, date and return the proxy in the enclosed envelope. If you attend the meeting, you may revoke the proxy and vote in person.

                                    By Order of the Board of Directors:

                                    /s/ John M. Cook
                                    JOHN M. COOK
                                    President and Chief Executive Officer

Date:  April 16, 2002

        A copy of the Annual Report to Shareholders for the year ended December 31, 2001 is enclosed with this proxy statement.

                              [PRG - SCHULTZ LOGO]


                         PRG-SCHULTZ INTERNATIONAL, INC.

                            2300 WINDY RIDGE PARKWAY
                                 SUITE 100 NORTH
                             ATLANTA, GA 30339-8426
                                 ---------------

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 16, 2002
                                 ---------------

                               GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of PRG-Schultz International, Inc. ("PRG-Schultz" or the "Company") of proxies for use at the Annual Meeting of Shareholders to be held on May 15, 2002, at 9:00 a.m., at the Company's offices, 2300 Windy Ridge Parkway, Atlanta, Georgia 30339-8426.

     This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about April 16, 2002. The shareholder giving the proxy may revoke it at any time before it is exercised at the meeting by: (i) delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy; (ii) duly executing and delivering to the Secretary a subsequent proxy relating to the same shares; or
(iii) attending the meeting and voting in person; however, attendance at the meeting will not in and of itself constitute revocation of a proxy. Any proxy which is not revoked will be voted at the annual meeting in accordance with the shareholder's instructions. If a shareholder returns a properly signed and dated proxy card but does not mark any choices on one or more items, his or her shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxies to vote shares in their discretion on any other matter properly presented at the annual meeting.

     The Company will pay all expenses in connection with the solicitation of proxies, including postage, printing and handling and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone, facsimile or other means by directors, officers and employees of the Company and its subsidiaries. Directors, officers and employees of the Company will receive no additional compensation for any such further solicitation. The Company has retained Innisfree M&A Incorporated to assist in such solicitation. The fee to be paid such firm is not expected to exceed $10,000, plus reasonable out-of-pocket costs and expenses.

     Only shareholders of record of the Company's common stock at the close of business on March 29, 2002 (the "Record Date") are entitled to notice of, and to vote at, the annual meeting. On the Record Date, the Company had outstanding a total of 63,777,181 shares of common stock. Each share will be entitled to one vote, non-cumulative, on each matter to be considered at the annual meeting. A majority of the outstanding shares of common stock, present in person or represented by proxy at the annual meeting, will constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

     Votes cast by proxy or in person at the annual meeting will be counted by the person or persons appointed by the Company to act as inspector(s) of election for the meeting. Prior to the meeting, the inspector(s) will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspector(s) will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

     Nominees for election as directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election. Accordingly, the four nominees in Class III receiving the highest vote totals will be elected as directors of the Company at the annual meeting. It is expected that shares beneficially owned by current executive officers and directors of the Company, which in the aggregate represent approximately 25 percent of the outstanding shares of common stock, will be voted in favor of management's nominees for director, for the amendment to the Company's Articles of Incorporation, against the shareholder proposal concerning the Company's Shareholder Protection Rights Agreement (the "Shareholder Proposal"), for the amendment to the Company's Stock Incentive Plan, and for the amendment to the Company's Employee Stock Purchase Plan (the "ESPP"). With respect to election of directors, abstentions, votes "withheld" and broker non-votes will be disregarded and will have no effect on the outcome of the vote. Abstentions, votes "withheld" and broker non-votes will have the effect of a vote against the proposal to amend the Company's Articles of Incorporation. With respect to the Shareholder Proposal and with respect to the proposals to approve the amendments to the Stock Incentive Plan and ESPP, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote. There are no rights of appraisal or similar dissenters' rights with respect to any matter to be acted upon pursuant to this proxy statement. Assuming a quorum is present, any proposal properly presented at the meeting will be approved if the votes cast in favor of it exceed the votes cast against it, except in the case of the proposal to amend the Articles of Incorporation, which requires the affirmative vote of a majority of the Company's outstanding shares of common stock.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company recommends a vote FOR the election of each of the nominees named below for election as director, FOR the proposal to amend the Company's Articles of Incorporation, AGAINST the Shareholder Proposal, FOR the proposal to approve the amendment to the Stock Incentive Plan, and FOR the proposal to approve the amendment to the ESPP.

ELECTION OF DIRECTORS

     The Company currently has 13 directors. The Board is divided into three classes of directors, designated as Class I, Class II and Class III. The classes serve staggered three-year terms. Shareholders annually elect directors to serve for the three-year term applicable to the class for which such directors are nominated or until their successors are elected and qualified. At the annual meeting, shareholders will be voting to elect four directors to serve as Class III directors.

     The terms of Arthur N. Budge, Jr., Thomas S. Robertson and Jackie M. Ward, currently serving as Class III directors, will expire at the annual meeting, and they are nominees for election as directors at the annual meeting. The Board has also nominated N. Colin Lind to serve as a Class III director. Fred W.I. Lachotzki currently serves as a Class III director but is not standing for reelection at the annual meeting.

     The proxy holders intend to vote FOR election of all the nominees named below as directors of the Company, unless otherwise specified in the proxy. Those directors of the Company elected at the annual meeting to be held on May 15, 2002 to serve as Class III directors will serve a three-year term or until their successors are elected and qualified. Each of the nominees has consented to serve on the Board of Directors if elected. Should any nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board of Directors may nominate.

     Set forth below are the name, age and director class of each director nominee and director continuing in office following the annual meeting and the period during which each has served as a director.

Class III Director Nominees

NAME OF NOMINEE                   AGE    CLASS OF DIRECTOR  SERVICE AS DIRECTOR
---------------                   ---    -----------------  -------------------
Arthur N. Budge, Jr.(2).......    47         Class III      Since January 2002
N. Colin Lind.................    45         Class III      --
Thomas S. Robertson(3)(4).....    59         Class III      Since May 1999
Jackie M. Ward(3).............    62         Class III      Since May 1999

Directors Continuing in Office

NAME OF DIRECTOR                       AGE    CLASS OF DIRECTOR     TERM EXPIRES      SERVICE AS DIRECTOR
----------------                       ---    -----------------     ------------      -------------------
John M. Cook(1).................       59          Class I              2003          Since November 1990
John M. Toma(1).................       56          Class I              2003          Since November 1990
Jonathan Golden(1)(3)(4)........       64          Class I              2003          Since November 1990
Nathan A. Levine(3).............       65          Class I              2003          Since January 2002
Howard Schultz..................       74         Class II              2004          Since January 2002
Stanley B. Cohen(1)(2)..........       58         Class II              2004          Since November 1990
Garth H. Greimann(2)............       47         Class II              2004          Since April 1995
E. James Lowrey(2)..............       74         Class II              2004          Since December 1995
Andrew Schultz..................       35         Class II              2004          Since January 2002
----------
(1)  Member of the Executive Committee.
(2)  Member of the Audit Committee.
(3)  Member of the Compensation Committee.
(4)  Member of the Nominating Committee


     Arthur N. Budge, Jr. has served as President and Chief Executive Officer of Five States Energy Company, an owner of a portfolio of oil and gas investments, since 1998, and as Chief Financial Officer since 1986. Since 1985, Mr. Budge has also served as President of Budge Financial, Inc., a company that provides clients with planning, forecasting and investment analysis services and asset management. In addition, Mr. Budge serves as a principal in several Blockbuster Video franchise limited partnerships and serves as a director of several private companies in which Mr. Budge and his clients have investments.

     Stanley B. Cohen is the President and sole director/shareholder of SBC Financial Corporation ("SBC") and until March 31, 1999, was the President and sole director/shareholder of Advisory Services, Ltd. ("ASL"). These companies provided certain financial consulting and investment services to the Company and certain of its executive officers until December 31, 1999. In addition, until December 31, 1998, Mr. Cohen was President of Capital Advisory Corporation, a financial advisory company.

     John M. Cook is President and Chief Executive Officer of the Company. Mr. Cook served as the Company's President from November 1990 through January 1998 and resumed this role in October 2000. Mr. Cook also served as Chairman of the Board from the founding of the Company in November 1990 until January 24, 2002. Mr. Cook serves as a director of CryoLife, Inc., a company engaged in cryopreservation of transplantable human tissue and development of complementary implantable products and technologies.

     Jonathan Golden, through his professional corporation, Jonathan Golden, P.C., a wholly owned professional corporation ("JGPC"), is a partner in the Atlanta, Georgia law firm of Arnall Golden Gregory LLP, which provides legal services to the Company. Mr. Golden's professional corporation provides the Company consulting services as well. Mr. Golden also serves as a director of SYSCO Corporation, a distributor of food and related products.

     Garth H. Greimann has served since 1989 in two management positions, most recently as Managing Director, with Berkshire Partners LLC, a private equity investment firm that manages five investment funds. Mr. Greimann also has served as a Managing Director of Third Berkshire Associates, a Limited Partnership, which is the general partner of Berkshire Fund III, a Limited Partnership. Berkshire Fund III makes private equity and equity-related investments in established middle market companies.

     Nathan A. Levine serves as Chief Executive Officer of ETAN Industries, which he founded in 1977. ETAN owns Cable Management Associates, a multiple cable system operator serving over 55,000 subscribers, and Credit Protection
Association, a company specializing in bad debt recovery for the cable television and video industry.

     N. Colin Lind has been with Blum Capital Partners L.P. ("Blum"), a strategic equity investment firm, since 1986. He is a Managing Partner for the firm responsible for $2.7 billion in assets under management. Mr. Lind serves as director of Haemonetics Corp., a manufacturer and marketer of automated blood processing systems; Kinetic Concepts, which manufactures and markets therapeutic products such as hospital beds, mattress overlays and medical devices; and Smarte Carte, a privately held company (where he is also Chairman). Blum and its affiliates beneficially own approximately 13.75 percent of the Company's common stock.

     E. James Lowrey served as Executive Vice President -- Finance and Administration of SYSCO Corporation from 1978 until his retirement in 1993 and was a director of SYSCO Corporation from 1981 to 1993. He currently serves as a director of Riviana Foods, Inc., a processor and distributor of rice and other food products.

     Thomas S. Robertson is the Dean of the Goizueta Business School at Emory University, a position he assumed in July 1998. Prior to taking this position, he was a member of the faculty of the London Business School beginning in 1994, with his most recent position being Deputy Dean.

     Andrew Schultz served as Executive Vice President and a member of the Board of Directors of Howard Schultz & Associates International, Inc. ("HSA-Texas") from January 2000 until the Company acquired the business of HSA-Texas and certain of its affiliates in January 2002. At that time, he became an Executive Vice President and a director of the Company. Mr. Schultz held several positions at HSA-Texas during the period from 1990 to 1999, including the position of Senior Vice President and Chief Financial Officer beginning in March 1999 and the position of Vice President - Special Projects from 1996 to 1999.

     Howard Schultz was the founder of HSA-Texas and served as its Chairman from 1970 until the Company acquired the business of HSA-Texas in January 2002. At that time, he became the Chairman of the Board of the Company.

     John M. Toma was elected Vice Chairman of the Company in January 1997. Prior to that he was the Company's Executive Vice President -- Administration and had served in such capacity since 1992. Mr. Toma served as Senior Vice President -- Administration from 1990 to 1992.

     Jackie M. Ward is the Managing Director for Intec USA, a telecommunications systems company, and has held this position since January 2001. Prior to assuming her current position, Ms. Ward was the President and Chief Executive Officer of Computer Generation Incorporated, a provider of turn-key telecommunications systems products and data processing services that she co-founded in 1968. She serves as a director of BankAmerica Corporation, a banking and financial services company; Equifax, Inc., a provider of credit and payment information services; Flowers Foods, Inc., a producer of baked foods; Matria Healthcare, Inc., a provider of specialized home healthcare services; PTEK Holdings, Inc., a provider of enhanced communications and data services; Sanmina-SCI Corporation, a diversified electronics manufacturer; Trigon
Healthcare, Inc., a managed healthcare company; and SYSCO Corporation, a distributor of food and related products.

     Fred W.I. Lachotzki, a director of the Company in 2001, will not stand for reelection at the annual meeting.

     Howard Schultz is the father of Andrew Schultz. No other family relationship exists among any of the directors and executive officers of the Company. Messrs. Howard Schultz, Andrew Schultz, Budge and Levine were first elected to the board as a condition to the closing of the acquisition of the business of HSA-Texas. This condition was contained in the asset acquisition agreement entered into with respect to the transaction.


                    INFORMATION ABOUT THE BOARD OF DIRECTORS
                           AND COMMITTEES OF THE BOARD

MEETINGS OF THE BOARD OF DIRECTORS

     During 2001, there were eight meetings of the Board of Directors. Each incumbent director who was a director during 2001 attended more than 75 percent of the aggregate of all meetings of the Board of Directors and any committees on which that director served.

DIRECTOR COMPENSATION

     The Company compensates its non-employee directors $20,000 per year for their service on the Board and any committee thereof. Directors are reimbursed for all out-of-pocket expenses, if any, incurred in attending Board and committee meetings. The Board of Directors has approved an automatic annual grant of options under the Company's Stock Incentive Plan to directors not employed by the Company to purchase from 2,500 to 7,500 shares of common stock; provided, however, that no grants will be made in any year unless the Company's fully diluted earnings per share (before business acquisitions and restructuring expenses) for such year shall have increased by at least 25 percent over the previous year. A 25 percent increase in the adjusted earnings per share will result in a grant of options to purchase 2,500 shares of common stock while each additional one percent increase in adjusted earnings per share will result in a grant of options to purchase an additional 200 shares of common stock, up to a maximum annual grant of options to purchase 7,500 shares of common stock. The per share option exercise price will be the closing price of the Company's common stock on The Nasdaq National Market on December 31 of the year of grant, or if no sale of the common stock was made on that date, on the next preceding date on which there was such a sale. Automatic grants currently vest at 20 percent per annum, although any future grants are expected to vest at 25 percent per annum. Since the Company did not attain the minimum 25 percent increase in adjusted earnings per share in 2001 over 2000, no automatic grant of stock options was made to the non-employee directors for 2001.

     To offer additional compensation that is tied to future appreciation in the Company's common stock to nine outside directors, on January 24, 2002, the Company granted 10,000 options that were immediately vested to each of Ms. Ward and Messrs. Budge, Cohen, Golden, Greimann, Lachotzki, Levine, Lowrey and Robertson. The per share exercise price was the closing price as of the date of grant.

     Jonathan Golden, a director of the Company, provides consulting services to the Company through JGPC. Mr. Golden is the sole shareholder of JGPC. During 2001, the Company paid JGPC aggregate consulting fees of approximately $72,000. The Company currently pays JGPC a consulting fee of $6,000 per month. The consulting agreement may be terminated by either party for any reason upon not less than 30 days prior notice.

     Concurrently with the acquisition of the business of HSA-Texas on January 24, 2002, Howard Schultz became Chairman of the Board. The Company also entered into an employment agreement with Mr. Schultz that expires on January 24, 2004. Pursuant to his employment agreement, Mr. Schultz receives an annual base salary of $400,000, but is not eligible for a bonus. In addition, he received options to purchase 250,000 shares of the Company's common stock at an exercise price per share of $9.28, which was equal to the closing price of the Company's common stock on the closing date. These options vest over a four-year period at 25 percent per year. Mr. Schultz also is eligible to participate in the Company's employee benefit plans and other benefits pursuant to his employment agreement.

     Concurrently with the acquisition of the business of HSA-Texas on January 24, 2002, Andrew Schultz became an Executive Vice President of the Company. The Company also entered into an employment agreement with Mr. Schultz that expires on January 24, 2004. Pursuant to his employment agreement, Mr. Schultz receives an annual base salary of $240,000 and is eligible to receive a maximum bonus of up to 70 percent of his annual base salary. Mr. Schultz also is eligible to participate in the Company's employee benefit plans and other benefits pursuant to his employment agreement.

     Blum and its affiliates, who currently beneficially own approximately 13.75 percent of the Company's outstanding common stock, including stock obtainable upon conversion of convertible notes, purchased $40 million of the $125 million of notes issued in the Company's convertible notes offering in November and December 2001. These notes are currently convertible into 5,167,960 shares of common stock. Blum, in accordance with its contractual rights, has designated an observer to attend the Company's board meetings. Mr. Lind, a Managing Director of Blum, is a nominee for election as a Class III director at the annual meeting. See "Ownership of Directors, Principal Shareholders and Certain Executive Officers" for additional stock ownership information.

AUDIT COMMITTEE

     The Company's Audit Committee consists of four outside directors: Messrs. Budge, Cohen, Greimann and Lowrey. The Audit Committee met four times in 2001. The Audit Committee reviews the general scope of the Company's annual audit and the nature of services to be performed for the Company in connection therewith, acting as liaison between the Board of Directors and the Company's independent auditors. The Audit Committee also formulates and reviews various Company policies, including those relating to accounting practices and the internal control structure of the Company. In addition, the Audit Committee is responsible for recommending, reviewing and monitoring the performance of the Company's independent auditors. See "Report of the Audit Committee."

COMPENSATION COMMITTEE

     The Company's Compensation Committee consists of four directors: Messrs. Golden, Levine and Robertson and Ms. Ward. The Compensation Committee met four times in 2001. The Compensation Committee is responsible for reviewing and establishing the annual compensation for all executive officers, including the salary and the compensation package of each such officer, including incentive awards. The Compensation Committee also administers the Company's benefit plans, including the Stock Incentive Plan, the Executive Incentive Plan, the Management and Professional Incentive Plan and the ESPP; provided, however, that the Board of Directors has delegated all rights to determine awards of stock-based compensation to individuals who file reports pursuant to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") to a subcommittee of the Compensation Committee consisting of Messrs. Levine and Robertson and Ms. Ward, each of whom is a "non-employee" director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act and is an "outside" director, as such term is defined in the regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986 (the "Code"). See "Report of the Compensation Committee on Executive Compensation."

NOMINATING COMMITTEE

     The Company has a standing Nominating Committee of the Board of Directors consisting of three directors: Messrs. Golden, Lachotzki and Robertson. Mr.
Lachotzki will not be standing for reelection at the annual meeting. The Nominating Committee did not meet in 2001. The Nominating Committee has the responsibility to consider and recommend nominees for the Board of Directors and to assess the performance of the Board. The Nominating Committee will consider nominees recommended by security holders to the extent that such security holders comply with the Company's advance notice Bylaw provisions.

     Notwithstanding anything to the contrary which is or may be set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate Company filings, including this proxy statement, in whole or in part, the following Report of the Audit Committee and the Performance Graph shall not be incorporated by reference into any such filings.


                          REPORT OF THE AUDIT COMMITTEE

     The Board of Directors maintains an Audit Committee comprised of four of the Company's outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rule of the National Association of Securities Dealers, Inc. ("NASD") that governs audit committee composition, including the requirement that audit committee members all be "independent directors" as that term is defined by NASD Rule 4200(a)(15). Mr. Budge was appointed to the Audit Committee on February 26, 2002, subsequent to the actions described in this report.

     The Audit Committee oversees the Company's financial process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit
Committee  reviewed  and  discussed  the  audited  financial  statements  in the
Company's 2001 Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Board has adopted a written Audit Committee Charter.

     The Audit Committee reviewed and discussed with the Company's independent auditors, KPMG LLP, who are responsible for expressing an opinion on the conformity of the 2001 audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States of America, including Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board, Standard No. 1.

     The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their 2001 audit. The Audit Committee met with the independent auditors to discuss the results of their audit, their evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

     In reliance on the reviews  and  discussions  referred to above,  the Audit
Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also approved the selection of the Company's independent auditors.

FEES PAID TO THE COMPANY'S INDEPENDENT AUDITORS FOR 2001

     The Company incurred the following fees for services performed by KPMG LLP for 2001:

          Audit Fees

               Fees for the year 2001 audit and the review of Forms 10-Q in 2001 were approximately $435,000.

          Financial Information Systems Design and Implementation Fees

               KPMG LLP did not render any services or receive any payment from the Company related to financial information systems design and implementation for the year ended December 31, 2001.

          All Other Fees

               Aggregate fees billed for all other services rendered by KPMG LLP for the year ended December 31, 2001 were approximately $670,000, of which other audit related fees related to $334,000 and other services related to $336,000.

     The  Audit   Committee  has  determined  that  the  payments  made  to  its independent accountants for non-audit services for 2001 are compatible with maintaining such auditors' independence.

     Management is responsible for planning the Company's financial reporting process and compliance of the consolidated financial statements with generally accepted accounting principles. The Company's independent auditors are responsible for auditing those financial statements. The Audit Committee necessarily must rely, without independent verification, on (a) management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America, and (b) on the representations of the independent auditors included in their report on the Company's financial statements.

                                          AUDIT COMMITTEE


                                          E. James Lowrey, Chairman
                                          Arthur N. Budge, Jr.
                                          Stanley B. Cohen
                                          Garth H. Greimann


                     REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

     The Compensation Committee is composed entirely of directors who are not employed by the Company. The Committee considers and establishes compensation policies and approves benefit plans as well as specifically setting salary, annual incentive levels, and long-term incentive levels for the Chief Executive Officer and other members of executive management. Mr. Levine was appointed to the Compensation Committee on February 26, 2002, subsequent to the actions described in this report.

COMPENSATION PHILOSOPHY

     The Compensation Committee continually reviews and refines the Company's executive compensation programs. A high emphasis is placed on performance-based incentives. The Compensation Committee believes that having greater levels of each executive's compensation determined by performance-based incentives, and enhancing the incentives for exceptional performance, serves to greater align the executive's interests with those of the Company's shareholders.

     The following objectives were used by the Compensation Committee in designing the Company's 2001 executive compensation program. The compensation program must:

     o    Attract, motivate and retain key executives;

     o    Align key management and shareholder interests; and

     o Provide incentives that reward executive management performance only if the Company's performance meets planned results, and provide an enhanced incentive if performance exceeds such planned results, as part of the Company's pay for performance philosophy.

EXECUTIVE COMPENSATION PROGRAM

     The 2001 executive compensation program consisted of base salary, annual incentives and long-term remuneration in the form of deferred compensation arrangements and non-qualified stock options.

Base Salary

     In determining the appropriate base salary levels for 2001, the Compensation Committee considered several factors, including current industry practices, external market surveys of similarly sized companies and a review of peer group compensation. For 2001, base salaries were set by the Compensation Committee for members of executive management with the following factors in mind: (i) the fact that rapidly growing responsibilities and complexities are inherent in key positions, (ii) the need to retain key executives with industry knowledge within the Company, and (iii) the need to attract new talent. All of these factors were considered subjectively with no particular emphasis or weight given to any one factor.

Annual Incentive Compensation

     The 2001 annual incentives for executive management pursuant to the Company's Management and Professional Incentive Plan included several performance criteria: Company pro forma earnings per share, Company revenues, Company operating income, functional expense control, cash collections and specific business or personal performance objectives. The Management and Professional Incentive Plan was designed to align pay more directly to financial results, with increases and decreases in incentive pay from year to year tied to financial targets achieved and missed, respectively. Components of the executive officers' annual incentive compensation were established by the Compensation Committee. The 2001 annual incentive compensation for all executive officers was based on Company pro forma earnings per share attainment and Company revenue. The 2001 annual incentives for each executive officer contained targets for each incentive component to ensure that no annual incentive compensation would be earned for substandard performance. Additionally, maximum limits were in effect for each incentive component pertaining to each executive officer. No incentive bonuses were awarded to any of the Named Executive Officers for 2001.

Deferred Compensation

     The Company historically has provided, and continues to provide, non-qualified deferred compensation arrangements for certain executive officers. The purpose of these arrangements is to assist in the retention of these executives by allowing a portion of their total compensation to be deferred along with a full or partial matching obligation by the Company. In most instances, the matching obligation vests over a series of years of continuing employment with the Company. Each executive officer negotiated the deferred compensation component of his compensation package when he entered into his employment agreement with the Company. Mr. Cook does not have a deferred compensation element in his employment agreement. Since deferred compensation is accrued and paid in accordance with provisions of the related employment agreements, no additional determinations with respect to this compensation component are made by the Compensation Committee.

Other Long-Term Incentive Compensation

     The Company's shareholders approved an additional long-term incentive program through the adoption of the Company's Stock Incentive Plan. All executive officers have received option grants under the Stock Incentive Plan. The use of stock options is meant to align the interests of key executives and shareholders. All options granted to executive officers under the Stock Incentive Plan through the date of this proxy statement have been at fair market value on the date of the grant. Generally, option grants made before 2001 vest ratably over five years of continuous employment with the Company. Option grants made beginning in 2001 generally will vest ratably over four years of continuous employment with the Company. In 2001, the Compensation Committee elected to vest all options in the event of a change in control. The Compensation Committee grants options to key employees of the Company, based upon the following subjective factors: current position, level of performance, potential for future responsibilities and the number of vested and unvested options already held. The size of the grant is intended to create meaningful opportunities for stock ownership for the executive officers. All decisions with respect to stock compensation to executive officers are made by the Compensation Subcommittee, the members of which in 2001 were Mr. Robertson and Ms. Ward. In August 2000, Messrs. Cook, Perlberg and Toma agreed to the cancellation of options to purchase 480,000, 100,000 and 232,500 shares of common stock, respectively. They received no consideration for the cancellation, and the Company had no obligation to issue any options to them in the future. In March 2001, the Compensation Committee determined to make additional grants of options to Messrs. Cook, Perlberg and Toma to purchase 200,000, 135,000 and 150,000 shares, respectively. These additional grants were made in consideration of a number of factors, including the relative performance and duties of each individual, and taking into consideration their remaining option holdings subsequent to the cancellation. All options were granted at the closing price of the common stock on the Nasdaq National Market on the date of grant of $6.56.

Compliance with Code Section 162(m)

     The maximum amount which an employer may claim as a compensation deduction with respect to certain employees in a given fiscal year, pursuant to Section 162(m) of the Code is $1.0 million, unless an exemption for performance-based compensation is met. The Compensation Committee believes it is unlikely that any executive officers of the Company will, in the near future, receive in excess of $1.0 million in aggregate compensation, other than those individuals with respect to whom the performance-based compensation exemption has been satisfied or severance payments are made.

Compensation of Chief Executive Officer

     On March 20, 1996, Mr. Cook signed a revised employment agreement with the Company. This agreement currently expires in the year 2005, but provides for automatic one-year renewals upon expiration of each year of employment, such that it always has a five-year term, subject to prior notice of non-renewal by the Board of Directors. The Compensation Committee has approved an amendment to Mr. Cook's employment agreement that would reduce its term to three years. Under Mr. Cook's employment agreement, the Compensation Committee fixed the 2001 salary of Mr. Cook at $500,000.

     An annual incentive compensation arrangement pursuant to the Management and Professional Incentive Plan was established for Mr. Cook pursuant to which he was eligible to earn an annual cash incentive of up to 200 percent of his annual base salary if the Company achieved certain pro forma earnings per share goals for 2001. The target goal for 2001 was not met, and Mr. Cook did not earn a bonus for 2001.

     Mr. Cook's incentive option program under his employment agreement provided that option grants would be made under the Stock Incentive Plan if 2001 adjusted earnings per share exceeded the level achieved in 2000 by 30 percent or more. Since the Company's adjusted earnings per share did not exceed the level achieved in 2000, no stock options were granted to Mr. Cook for 2001 under Mr. Cook's incentive option program. The amendments that have been approved to Mr. Cook's employment agreement delete the provisions regarding the incentive option program. As a result, any future option grants to Mr. Cook will be made at the discretion of the Compensation Subcommittee. However, as discussed above, to offer Mr. Cook compensation that is tied to future appreciation in the Company's common stock, on March 26, 2001, the Company granted 200,000 non-qualified stock options to Mr. Cook at an exercise price of $6.56 per share, 50 percent of which were immediately vested, with the remainder vesting 50 percent on each of the first two anniversaries of the grant. The per share exercise price was the closing price as of the date of grant.

                     COMPENSATION COMMITTEE              SUBCOMMITTEE

                     Jonathan Golden, Chairman           Thomas S. Robertson
                     Thomas S. Robertson                 Jackie M. Ward
                     Jackie M. Ward

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer and the other four most highly paid executive officers of the Company in 2001 who were executive officers at December 31, 2001 (the "Named Executive Officers"). The information presented is for the years ended December 31, 2001, 2000 and 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                             COMPENSATION
                                                                                     ---------------------------
                                                  ANNUAL COMPENSATION(1)
                              ------------------------------------------------------
                                                                                       RESTRICTED    SECURITIES
                                          SALARY         BONUS       OTHER ANNUAL         STOCK      UNDERLYING       ALL OTHER
NAME AND POSITION              YEAR      ($)(2)(3)     ($)(3)(4)    COMPENSATION($)   AWARDS($)(5)  OPTIONS(#)(6) COMPENSATION($)(7)
-----------------             --------------------- ------------- ------------------ ---------------------------- ------------------

John M. Cook..............    2001    $   500,000   $        --   $          --      $        --      200,000    $       9,974
 President                    2000        484,617            --              --               --           --            9,724
 and Chief Executive Officer  1999        405,782       452,300              --               --      300,000              900

John M. Toma..............    2001        400,000            --              --               --      150,000           66,750
  Vice Chairman               2000        388,461            --              --               --           --           66,500
                              1999        333,840       147,672              --               --      150,000           55,900

Donald E. Ellis, Jr. (8)..    2001        300,000           --               --                            --            1,467
  Executive Vice President-   2000        158,077       213,166              --               --      250,000          105,634
  Finance, Chief Financial    1999        216,058       129,250              --               --       30,000           26,446
  Officer and Treasurer

Robert G. Kramer..........    2001        262,692            --              --               --       25,000           25,000
  Executive Vice President    2000        247,692            --              --           48,125       15,000           25,000
  and
  Chief Information Officer   1999        216,154        90,179              --               --       30,000           25,000

Mark C. Perlberg..........    2001        350,962        98,313              --               --      210,000           25,000
  Executive Vice President    2000        293,846            --              --          336,875      100,000           25,000
  and
  Chief Operating Officer

------------------
(1) The compensation described in this table does not include medical, group life insurance or other benefits received by the Named Exe cutive Officers which are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits, securities or property received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10 percent of any such officer's salary and bonus disclosed in this table.
(2) Includes contributions made by the Named Executive Officers to the Company's 401(k) Plan during the years presented.
(3) Includes amounts that the Named Executive Officers have elected to defer under their respective deferred compensation programs.
(4)  Includes  $59,000  retention  bonus,  $145,833  sign-on  bonus  and  $8,333 prorated minimum bonus for Mr. Ellis for 2000 and payment of a sign-on bonus paid to Mr. Perlberg in 2001 as of the first anniversary of his employment with the Company. Mr. Ellis waived his right to a $50,000 minimum bonus for 2001. He received no consideration for the waiver; however, the Company made a $35,000 donation to a charitable entity designated by Mr. Ellis.
(5) Messrs. Kramer and Perlberg received awards of 5,000 shares and 35,000 shares, respectively, of restricted stock on August 14, 2000. The shares awarded to Mr. Kramer vest 100 percent August 14, 2005. The shares awarded to Mr. Perlberg vest ratably over five years of continued employment with the Company. The restricted shares awarded to Messrs. Kramer and Perlberg were the only shares of restricted stock held by any of the Named Executive Officers on December 31, 2001. At December 31, 2001, the unvested shares of restricted stock held by Messrs. Kramer and Perlberg were valued at, $40,750 and $228,200, respectively. Messrs. Kramer and Perlberg are entitled to receive any dividends on the restricted shares.
(6) Does not include non-qualified stock options granted under the Stock Incentive Plan on January 24, 2002 to Messrs. Cook (options to purchase 200,000 shares), Toma (options to purchase 100,000 shares), Kramer (options to purchase 10,000 shares) and Perlberg (options to purchase 100,000 shares). Each option grant has a five-year term. The grants to Messrs. Toma and Kramer vested 100 percent on the date of grant. The grants to Messrs. Cook and Perlberg will vest 25 percent on each of the first four anniversaries of such grant. The exercise price of all grants is equal to the fair market value of the common stock on the date of grant.
(7)  Consists  of:
     (a) Premiums for supplemental term life insurance paid by the Company on behalf of Mr. Cook -- $8,224 in 2001 and 2000; Mr. Ellis -- $1,467 in 2001, $1,468 in 2000 and $1,446 in 1999.

     (b) Annual contributions by the Company to the deferred compensation programs for the Named Executive Officers:

                              DEFERRED COMPENSATION

                                                     2001      2000      1999
                                                   --------  --------  ------
         John M. Cook........................      $     --  $     --   $    --
         John M. Toma........................      $ 65,000  $ 65,000    55,000
         Donald E. Ellis, Jr.................      $     --  $     --    25,000
         Robert G. Kramer....................      $ 25,000  $ 25,000    25,000
         Mark C. Perlberg....................      $ 25,000  $ 25,000        --

     (c) Annual matching contributions to the Company's 401(k) Plan made by the Company on behalf of Messrs. Cook and Toma in 2001 -- $1,750 each, in 2000 -- $1,500 each and in 1999 -- $900 each.

     (d)  Severance   payments  to  Mr.   Ellis  for  2000  of   $104,166.   See
          "--Employment Agreements."

(8) Mr. Ellis served as Senior Vice President, Chief Financial Officer and Treasurer of the Company from January through July 19, 1999. Mr. Ellis subsequently rejoined the Company as its Executive Vice President, Chief Financial Officer and Treasurer as of October 26, 2000.

OPTION GRANTS TABLE

     The following table sets forth certain information regarding options granted to the Named Executive Officers during the year ended December 31, 2001. No separate stock appreciation rights were granted during 2001.

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                NUMBER OF  PERCENT OF                               POTENTIAL REALIZABLE
                                               SECURITIES     TOTAL                                   VALUE AT ASSUMED
                                               UNDERLYING    OPTIONS    EXERCISE                    ANNUAL RATES OF STOCK
                                                 OPTIONS   GRANTED TO    OR BASE                   PRICE APPRECIATION FOR
                                                 GRANTED    EMPLOYEES     PRICE     EXPIRATION           OPTION TERM
     NAME                                        (#)(1)      IN 2001     ($/SH)        DATE           5%($)       10%($)
     ----                                      ----------  ----------   --------    ----------    -----------  ---------
     John M. Cook (2)......................     200,000        13.9      $ 6.56       3/26/06        $362,481    $800,989
     John M. Toma (2)......................     150,000        10.4        6.56       3/26/06        $271,861    $600,742
     Donald E. Ellis, Jr...................          --          --          --           --               --          --
     Robert G. Kramer......................      25,000        1.7%        6.98       5/14/06         $45,310    $100,124
     Mark C. Perlberg (2)..................     135,000        9.4%        6.56       3/26/06        $244,675    $540,668
     Mark C. Perlberg......................      75,000        5.2%       11.46       6/29/06        $135,931    $300,371
----------

(1) Unless otherwise footnoted, options are non-qualified options granted under the Stock Incentive Plan. All options have five-year terms with 25 percent of the options vesting and becoming exercisable on each of the first four anniversaries of the date of grant; provided, however, that all options granted under the Stock Incentive Plan will vest automatically upon the occurrence of certain events of change of control.
(2) These options vest as follows: 50 percent of the options became exercisable on the grant date; the remaining shares vest ratably on each of the first and second anniversaries of the date of grant.

OPTION EXERCISES AND YEAR-END VALUE TABLE

     None of the Named Executive Officers exercised stock options or held or exercised SARs during 2001. The following table sets forth certain information regarding unexercised options held at year-end by each of the Named Executive Officers.


                        AGGREGATED OPTION EXERCISES IN 2001 AND OPTION VALUES AT DECEMBER 31, 2001


                           SHARES                      NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                          ACQUIRED                    UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                             ON         VALUE       OPTIONS AT FISCAL YEAR-END        FISCAL YEAR-END
                          EXERCISE    REALIZED                  (#)                       ($)(1)
                                                    --------------------------------------------------------
NAME                         (#)         ($)        EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
----                      ---------   ---------     ----------------------------------------- --------------
John M. Cook..........       --         $    --        539,291       125,999     $342,507       $  158,750
John M. Toma..........       --              --        225,000        75,000      241,567          119,062
Donald E. Ellis, Jr...       --              --        158,333        91,667      607,603          351,772
Robert G. Kramer......       --              --         75,000        52,500            0           29,250
Mark C. Perlberg......       --              --         67,500       142,500      107,156          107,156
--------------

(1) Calculated based on a fair market value of $8.15 per share of common stock at December 31, 2001, less the applicable exercise prices.

                           TEN-YEAR OPTION REPRICINGS

     (This table heading and the column headings below use the terms "repricing" or "repriced" as required by applicable regulation. However, as described in footnote (1) below and in the Compensation Committee Report, the cancellations and subsequent option issuances were not traditional repricings, and the Company does not consider them to be repricings since the cancellations and subsequent issuances were in no way linked. These transactions are not requried to be accounted for as repricings.)

                                                                                                                 LENGTH OF
                                       SECURITIES                                                             ORIGINAL OPTION
                                       UNDERLYING                                                              TERM REMAINING
                                        NUMBER OF       MARKET PRICE OF         PRICE OF                          AT DATE OF
                                         OPTIONS        STOCK AT TIME OF         TIME OF                         REPRICING OR
                                       REPRICED OR        REPRICING OR          REPRICING        NEW EXERCISE     AMENDMENT
    NAME                  DATE (1)    AMENDED (#)(1)(2)   AMENDMENT ($)        OR AMENDMENT ($)   PRICE ($)      (IN MONTHS)
    ----                  --------    ----------------- ----------------       ----------------   ---------    --------------
John M. Cook..........     3/26/01        180,000            $6.56                $24.96            ---              92
John M. Cook..........     3/26/01        300,000            $6.56                $26.56            ---             104
John M. Toma..........     3/26/01        82,500             $6.56                $24.96            ---              92
John M. Toma..........     3/26/01        150,000            $6.56                $26.56            ---             104
Mark C. Perlberg......     3/26/01        100,000            $6.56                $28.77            ---           106.5
James L. Dinkins(3)...     3/26/01        150,000            $6.56                $29.01            ---             100
--------------

(1) In August of 2000, Messrs. Cook, Toma, Perlberg and Dinkins surrendered options to the Company for cancellation. They received no consideration for the cancellation, and the Company had no obligation to issue them replacement grants. In March 2002, more than six months after the cancellation, the Company chose to issue new options to them in order to provide them with additional incentives. The date disclosed is the date of issuance of the new options.

(2) The number of shares shown in the table is the number of shares subject to options that were surrendered by the optionees in August 2000. The number of shares subject to new options issued in March 2001 to such optionees were as follows: Mr. Cook - 200,000 shares, Mr. Perlberg - 135,000 shares, Mr. Toma - 150,000 shares and Mr. Dinkins - 135,000 shares. All new options had an exercise price of $6.56 per share.

(3)  Mr. Dinkins left the Company in August 2001.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement, as amended, with Mr. Cook that currently expires December 31, 2005. The following description reflects changes in Mr. Cook's employment agreement that have been approved by the Compensation Committee, although definitive agreements have not been executed. The employment agreement provides for automatic one-year renewals upon the expiration of each year of employment (such that it always has a three-year term), subject to prior notice of non-renewal by the Board of Directors. Pursuant to Mr. Cook's employment agreement, Mr. Cook receives an annual base salary of $500,000, and an annual maximum bonus of up to 200 percent of his annual base salary based upon the Company's performance for the respective year. For the year 2002, any additional grant of options to Mr. Cook will be at the sole discretion of the Compensation Committee. If Mr. Cook is terminated for cause he will receive base salary through the date of termination. Mr. Cook also receives a car allowance of $30,000 per year. If Mr. Cook is terminated without cause, the Company elects not to renew his employment agreement, or if Mr. Cook voluntarily resigns or resigns for "Good Reason," he is eligible to receive severance payments equal to three years of base salary and bonus, up to a maximum amount not to be deemed an "excess parachute payment" under the Code, and all outstanding options immediately become vested. "Good Reason" means any of the following occurring without Mr. Cook's consent:

     o the assignment of duties or a position or title inconsistent with or lower than the duties, position or title provided in Mr. Cook's employment agreement;

     o a requirement that Mr. Cook perform a substantial portion of his duties outside Atlanta, Georgia;

     o    a  reduction  of  Mr.  Cook's  compensation  unless  the  Board  or an
          appropriate   committee   of  the  Board  has   authorized  a  general
          compensation decrease for all executive officers of the Company;

     o    Mr. Cook is removed by the Company as CEO without cause;

     o the acquisition by any person, entity or group of 50 percent or more of the combined voting power of the then outstanding securities of the Company;

     o certain events of merger, consolidation, or transfer of assets of the Company ("Change in Control") resulting in a minority ownership by Company shareholders in the successor company following the Change in Control;

     o the existing directors of the Company prior to a Change in Control constitute less than a majority of the directors of the successor company following the Change in Control; or

     o there shall have occurred any other transaction or event that the Board of Directors of the Company in its discretion identifies as a Change in Control for this purpose.

Mr. Cook also is entitled to receive certain supplemental insurance coverage and other personal benefits under his employment agreement, including Company-paid health insurance coverage for Mr. Cook and his wife (not to exceed $25,000 per year, plus cost-of-living adjustments) following his retirement, and until age
80. Mr. Cook has agreed not to compete with the Company or to solicit specified categories of the Company's clients or employees for a period of 18 months following termination of employment.

     The Company also has entered into employment agreements with Messrs. Toma, Ellis, Kramer, and Perlberg. The agreements with Messrs. Toma and Kramer automatically renewed on December 31, 2001 and provide for automatic one-year renewals upon the expiration of each year of employment, subject to prior notice of non-renewal by the Board of Directors. Mr. Ellis' agreement terminates in October 2003. Messrs. Toma, Ellis, Kramer and Perlberg have agreed not to compete with the Company nor to solicit specified categories of clients or employees of the Company for a period of 18 months following termination of their respective employment.

     The following discussion reflects changes in Mr. Toma's employment agreement that have been approved by the Compensation Committee, although definitive agreements have not been executed. Mr. Toma receives an annual base salary of $400,000 with a maximum bonus of up to 100 percent of his annual base salary based upon the Company's annual performance. For the year 2002, any additional award of options to Mr. Toma will be at the sole discretion of the Compensation Committee. In addition, the Company has agreed to make annual contributions in the amount of $65,000 per year to a deferred compensation program for Mr. Toma, which amounts will vest 50 percent immediately and the remainder over a ten-year period. If Mr. Toma is terminated other than for cause or if Mr. Toma resigns for "Good Reason" (defined to be substantially equivalent to the definition of "Good Cause" contained in Mr. Cook's employment arrangement, with the additional qualifying event of Mr. Cook's removal without cause as Chief Executive Officer of the Company), he is eligible to receive a severance benefit consisting of (1) two years of base salary, target bonus and auto allowance, (2) a contribution of two years of the annual deferred compensation credit to a rabbi trust established for deferred compensation, and
(3) payment of employee COBRA premiums, plus a full state and federal tax gross-up sufficient to pay any applicable excise taxes on items (1) through (3). The Company also has agreed to provide Mr. Toma and his wife with certain other personal benefits, including Company-paid health insurance coverage (not to exceed $20,000 per year, plus cost-of-living adjustments) following his retirement, and until age 80.

     Mr. Ellis receives a base salary of $300,000 per annum with a maximum bonus of up to 70 percent of his base salary and a minimum bonus of $50,000 per annum. For 2001, Mr. Ellis waived his minimum bonus. He received no consideration for the waiver; however, the Company made a $35,000 donation to a charitable entity designated by Mr. Ellis. Upon termination without cause or a resignation for Good Reason (defined to be substantially equivalent to the definition of "Good Cause" contained in Mr. Cook's employment agreement, with the additional qualifying event of Mr. Cook no longer serving as Chief Executive Officer, or the liquidation or dissolution of the Company), any then unvested portion of Mr. Ellis' 250,000 share option grant made upon rejoining the Company will immediately vest and Mr. Ellis will receive a severance payment equal to 24 months of base salary and car allowance, plus a bonus of $100,000, and a full state and federal tax gross-up sufficient to pay any applicable excise taxes on such amounts.

     Mr. Kramer receives an annual base salary of $265,000 with a maximum bonus of up to 70 percent of his annual base salary. Mr. Kramer elected to defer payment of $25,000 of his base salary pursuant to a deferred compensation plan. In addition, the Company has agreed to make annual matching contributions in the aggregate amount of $25,000 per year to Mr. Kramer's deferred compensation program, which amounts vest over a ten year period. Upon termination, other than for cause or by voluntary resignation, Mr. Kramer will receive severance payments equal to six months of base salary.

     As of January 25, 2002, Mr. Perlberg receives a base salary of $400,000 per annum with a maximum bonus of up to 80 percent of his base salary. The Company also makes matching contributions in the aggregate amount of $25,000 per year to Mr. Perlberg's deferred compensation program, which amounts vest over a ten year period. In February 2001, pursuant to his employment agreement, Mr. Perlberg received a sign-on bonus equal to 33 percent of his base salary paid in 2000. Upon termination without cause, a change in control, or a resignation for Good Reason (defined to be substantially equivalent to the definition of "Good Cause" contained in Mr. Cook's employment agreement, with the additional qualifying event of Mr. Cook no longer serving as Chief Executive Officer and an individual other than Mr. Perlberg being appointed as Chief Executive Officer of the Company, so long as Mr. Perlberg remains for a transition period), Mr. Perlberg will receive severance payments equal to 24 months of base salary, bonus at target level, and car allowance, paid monthly, and all outstanding stock options, restricted stock awards and deferred compensation contributions held by him or made for his benefit shall immediately vest.

STOCK INCENTIVE PLAN

     On June 15, 1998, the Company, with the approval of its shareholders, amended its Stock Incentive Plan, which currently, as amended, provides for the grant of options to acquire a maximum of 10,875,000 shares of common stock, subject to certain adjustments. As of March 29, 2002, options for 7,713,172 shares were outstanding (after adjustment for forfeitures) and options for 1,656,103 shares had been exercised. Options may be granted under the Stock Incentive Plan to employees, officers or directors of and consultants and advisors to, the Company and its subsidiaries. The Company estimates that, as of March 29, 2002, approximately 1,400 employees (including officers) and nine non-employee directors of the Company were eligible to participate in the Stock Incentive Plan. Unless sooner terminated by the Board or pursuant to its terms, no additional grants may be made under the Plan subsequent to June 2008. The Board has approved an amendment to the Stock Incentive Plan which would, among other things, increase by 1,750,000 shares the number of shares eligible for issuance thereunder. See "Proposal to Approve Increase in Authorized Shares Under the PRG-Schultz International, Inc. Stock Incentive Plan."

EMPLOYEE STOCK PURCHASE PLAN

     In May 1997, the Company's shareholders approved the adoption of the ESPP. The ESPP is intended to be an "Employee Stock Purchase Plan" as defined in Code
Section 423. Under the ESPP, eligible employees may authorize payroll deductions at the end of a semi-annual purchase period of from 1 percent to 10 percent of their compensation (as defined in the ESPP), with a minimum deduction of $10 per pay period and a maximum aggregate deduction of $10,625 during each semi-annual purchase period, to purchase common stock at a price of 85 percent of the fair market value thereof as of the first Trading Day (as defined in the ESPP) of the offering period. The aggregate number of shares of common stock which may be purchased by all participants under the ESPP may not exceed 1,125,000, subject to certain adjustments. As of December 31, 2001, 473,955 shares had been issued under the ESPP. The Company estimates that, as of December 31, 2001, approximately 1,900 employees of the Company and its subsidiaries were eligible to participate in the ESPP. The ESPP will terminate December 31, 2007 or upon the earlier decision of the Company's Compensation Committee or the earlier exercise of aggregate purchase rights of all shares of common stock reserved for purchase under the ESPP. The Board has approved an amendment to the ESPP which would increase by 1,500,000 shares the number of shares eligible for issuance thereunder. See "Proposal to Approve Increase in Authorized Shares Under the PRG-Schultz International, Inc. Employee Stock Purchase Plan."

THE COMPANY'S 401(K) PLAN

     The Company assumed, effective immediately prior to completion of its initial public offering, the 401(k) plan sponsored by a predecessor of the Company. This plan (the "401(k) Plan") is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Code. Under the 401(k) Plan, participants may elect to make pre-tax savings deferrals of from 1 percent to 15 percent of their compensation each year, subject to annual limits on such deferrals (e.g., $10,500 in 2001) imposed by the Code. The

Company may also in its discretion, on an annual basis, make a matching contribution with respect to a participant's elective deferrals and/or may make additional Company contributions. The only form of benefit payment under the 401(k) Plan is a single lump-sum payment equal to the balance in the participant's account. Under the 401(k) Plan, the vested portion of a participant's accrued benefit is payable upon such employee's termination of employment, attainment of age 59 1/2 (with respect to 100 percent vested accounts only), retirement, total and permanent disability or death.

                              CERTAIN TRANSACTIONS

     The following members of Mr. Cook's immediate family are employed by the Company and received compensation in 2001 in the approximate amounts set forth beside their names: David H. Cook, brother -- $185,923, Harriette L. Cook, sister-in-law -- $90,000, Pamela M. Cook, sister -- $115,000, and Allen R. Sluiter, brother-in-law -- $197,800.

     Mr. Toma's sister-in-law, Maria A. Neff, is employed with the Company as Senior Vice President of Human Resources. For 2001, the Company paid Ms. Neff compensation, including amounts deferred, of approximately $209,000.

     On January 24, 2002, the Company acquired the business of HSA-Texas and certain of its affiliates (the "Schultz acquisition") for 14,759,970 unregistered shares of the Company's common stock and the assumption of certain HSA-Texas liabilities, including aggregate net debt of approximately $65.7 million, a portion of which was repaid at closing. In addition, options to purchase approximately 1.1 million shares of the Company's common stock were issued in exchange for outstanding HSA-Texas options. Immediately following these transactions, Howard Schultz, now a director of the Company, and Andrew Schultz, now a director and Executive Vice President of the Company, collectively beneficially owned 4,512,366 shares and 5,522,758 shares, respectively, of the Company's common stock. In addition, the Company assumed approximately $7.4 million of the amount owing to Howard Schultz for loans to HSA-Texas.

     The Company, Howard Schultz, Andrew Schultz, certain trusts affiliated with the Schultz family, Mr. Cook, and Mr. Toma are party to a shareholder agreement entered into in connection with the Schultz acquisition. The agreement terminates January 24, 2004, provided that it may terminate sooner upon any of the following events: certain loan defaults by the Company, certain business combinations valued in excess of $50.0 million between the Company and another entity, certain registered offerings of Company common stock in excess of $50.0 million, or certain amendments to the Company's articles of incorporation or changes in the number of the Company's directors. The agreement prohibits the parties from transferring more than $20.0 million of Company stock in any six-month period without written consent by all parties, except: to certain family members or affiliates, pursuant to a board-approved tender offer or exchange offer, as part of a public sale in a "brokers' transaction" (as defined in Securities Act Rule 144), in certain registered offerings contemplated by the registration rights agreement described below; or pursuant to certain charitable or gratuitous transfers not exceeding, in the aggregate, $10.0 million in any given twelve-month period. In addition, the parties must cause any shares of the Company's common stock they beneficially own to be voted as recommended by a majority of the Company's Board of Directors consisting of at least 9 out of 13 directors (or, if the size of the board should change, an equal proportion). This requirement does not apply if the board withdraws its recommendation before the vote. The parties are generally prohibited from causing a vote, or voting, in favor of a sale of the Company unless the board has recommended it. They also may not participate in or encourage the solicitation of proxies in opposition to the Company's board; form or participate in a group for the purpose of acquiring, holding, voting or effecting the transfer of any of the Company's common stock; or take any action that might require the Company to publicly announce a sale of the Company, unless the board has recommended the sale.

     The Company also entered into a registration rights agreement under which the Company became obligated to file a registration statement on Form S-3 on or before the closing of the Schultz acquisition to register up to $10.0 million of the Company's common stock as directed by Howard and Andrew Schultz. Although this Form S-3 was filed, the shares to be registered were sold in a private transaction, and the Company was authorized to withdraw the Form S-3, with no obligation to refile it. The agreement also requires the Company, upon written request, to register the shares of common stock issued in the Schultz acquisition for resale pursuant to a firm commitment underwritten public offering, subject to certain exceptions. However, the Company is not required to file more than one registration statement or file a registration statement covering less than $5.0 million of common stock. The Company is required to pay all registration expenses except under certain circumstances, including when the registration request is subsequently withdrawn, unless the selling shareholders agree that the request will count as the demand registration under the registration rights agreement. The registration rights agreement also provides for indemnification by the Company of each holder of registrable securities, indemnification of the Company by each holder of registrable securities participating in any registration, and indemnification of any underwriters by each of the Company and all sellers of registrable securities with respect to claims arising from such registration.

     The Company has also entered into an agreement to lease office space located in Dallas, Texas from Howard Schultz and Andrew Schultz. The term of the lease extends for a period of approximately three years at an annual rate of $83,100. The Company also entered into a lease for additional Dallas, Texas office space from Howard and Andrew Schultz on a month to month basis in February 2002 at a rate of approximately $________ per month. This lease will terminate on April 30, 2002.

     The Company also assumed options held by Arthur Budge, Jr., a director-nominee of the Company, to purchase 167,631 shares of HSA-Texas common stock, in connection with the Schultz acquisition. The HSA-Texas options, with an exercise price of $9.06 per share, converted into options to purchase 248,295 shares of the Company's common stock at an exercise price of $6.12 per share (reflecting an option conversion ratio of 1.4812).

     See  "Director   Compensation"  for  a  discussion  of  certain  additional transactions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who beneficially own more than 10 percent of the Company's stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10 percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based  solely on its review of copies of forms  received  by it pursuant to
Section 16(a) of the Securities Exchange Act of 1934, as amended, or written representations from certain reporting persons, the Company believes that with respect to 2001, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10 percent beneficial owners were timely satisfied.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consists of Messrs. Golden, Levine and Robertson and Ms. Ward. The Company has paid the law firm of Arnall Golden Gregory LLP, of which Mr. Golden's personal corporation, JGPC, serves as a partner, compensation for legal services rendered since 1991 and expects to continue utilizing this firm's services in the future. See "Director Compensation" for payments made to JGPC for certain consulting services.

                 PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
     TO PROVIDE THAT DIRECTORS MAY ONLY BE REMOVED BY SHAREHOLDERS FOR CAUSE

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

     The Company's Bylaws provide that the shareholders may remove one or more directors from office, with or without cause, by action of a majority of the votes entitled to be cast. Based on the recommendation of a special committee of the Board, the Board has approved an amendment to the Company's Articles of Incorporation, subject to approval by the shareholders, which provides that directors may only be removed for cause, by a majority of the votes entitled to be cast. If approved, this amendment will supersede the Bylaws, and an amendment to the Company's Shareholder Protection Rights Agreement (the "Rights Plan") removing the "continuing director" provisions will become effective, as described below.

     HISTORY AND RECOMMENDATION.

     At the annual meeting of shareholders held on May 25, 2001, the holders of the Company's common stock approved a shareholder proposal which recommended that the Company redeem the poison pill created under the Rights Plan because it contained a "continuing director" provision, unless approved by the affirmative vote of a majority of shares of the Company entitled to vote at a meeting of shareholders held as soon as practicable.

     In the proxy materials provided to the shareholders for the annual meeting held May 25, 2001, the Board of Directors recommended that the shareholder proposal not be approved, and noted:

          The "continuing directors" provisions of the Rights Plan require approval by a majority of the continuing directors to redeem the Rights Plan, amend the Rights Plan, or exclude a person or group who acquires beneficial ownership of more than 15 percent of the outstanding Company common stock from being considered an Acquiring Person under the Rights Plan. Continuing directors are those directors who were in office at the time of adoption of the Rights Plan or whose nominations were approved by directors then in office. Your Board believes that the continuing directors provisions are an appropriate means to manage serious conflicts of interest.

     At a meeting of the Board of Directors of the Company on July 24, 2001, the Board appointed a special committee, consisting of Messrs. Golden, Greimann and Lowrey, to review the Rights Plan and to report their recommendations for further Company action on the Rights Plan to the Board. On March 12, 2002, the special committee recommended that the Board of Directors not redeem the Rights, but did recommend that the Rights Plan be amended to remove the "continuing director" provisions, effective upon shareholder approval of this proposed amendment to the Company's Articles of Incorporation. On that date, the Board amended the Rights Plan to remove the "continuing director" provisions, effective upon shareholder approval of this proposal. If this proposal is approved, the amendment to the Rights Plan will take effect immediately. If this proposal is not approved, however, the amendment to the Rights Plan will not become effective and the "continuing director" provision will remain in the Rights Plan.

     The Company's Board of Directors presently consists of three classes, each elected for a three-year term. The Board of Directors believes this "staggered board," which only replaces one-third of the Board each year, provides important continuity and encourages the Board of Directors to manage the Company with a view to the long term. If the "continuing director" provision of the Rights Plan is eliminated, but the articles are not amended, then all directors can be removed without cause at any time, denying shareholders the benefits of the staggered board. Georgia law provides that the directors of a corporation that has a staggered board may only be removed for cause unless a Bylaw or article amendment approved by the corporation's shareholders states otherwise. The Company's Bylaws were submitted to its shareholders for approval immediately prior to the Company's initial public offering. Since the Bylaws provided for removal of Directors without cause, the shareholders unknowingly eliminated one of the principal benefits of a staggered board. This unintended effect led the Company to adopt the Rights Plan with "continuing director" provisions. The Company wishes to comply with the shareholders' request that the "continuing director" provisions be removed from the Rights Plan, but does not believe that such action would be in the shareholders' best interest unless this proposed amendment to the Company's Articles of Incorporation is approved. Further, the Board believes that shareholders will not be deprived of any significant rights if the proposal is approved since the shareholders' ability to remove directors for cause encompasses a broad power allowing them to remove directors in most instances in which such removal would be in the best interests of the Company and its shareholders. Accordingly, the Board of Directors, at the recommendation of the special committee, has recommended that the shareholders approve the proposal to amend the Company's Articles of Incorporation to provide that directors may only be removed for cause.

                              SHAREHOLDER PROPOSAL

     The following proposal and supporting statement was submitted by College Retirement Equities Fund ("CREF"), 730 Third Avenue, New York, New York 10017, in November 2001 for inclusion in this proxy statement and on the Company's form of proxy, and for presentation at the annual meeting. At the time of making the proposal, CREF represented that it held 231,637 shares of common stock of the Company. CREF has indicated that a representative will be present at the annual meeting to support the resolution.

                                   RESOLUTION

          WHEREAS, the Company's Board of Directors, without shareholder approval, has adopted a plan, commonly known as a "poison pill," with a "dead-hand" provision that permits only the Board members who adopted the poison pill, or their hand-picked successors, to redeem the pill;

          WHEREAS, this type of poison pill, unlike most, not only allows the current Board to effectively thwart acquisition offers that may be favored by a majority of shareholders, but also can deny shareholders the right to replace this Board with new directors empowered to redeem the poison pill and permit such offers to go forward, unless the new directors have been recommended or approved by the continuing directors;

          WHEREAS, we believe that a "dead-hand" poison pill has a coercive effect on the shareholders' basic right to freely elect a new Board with normal decision-making authority in this important area;

          WHEREAS, we believe that such a "dead-hand" poison pill interferes with good corporate governance and can reduce the value of the Company's shares to the detriment of shareholders.

          WHEREAS, in 2001, holders of a large majority of shares (64 percent of shares voted for or against) supported this shareholder resolution at Profit Recovery Group International;

          RESOLVED, that the shareholders request the Board of Directors to redeem the "dead-hand" poison pill, unless approved by the affirmative vote of a majority of shares of the Company entitled to vote at a meeting of shareholders held as soon as practicable.

                              SUPPORTING STATEMENT

          By adopting the poison pill without shareholder approval, the current Board unilaterally deprived shareholders of the traditional right to sell their shares to potential bidders. By adding the "dead-hand" feature, we believe this Board also denies appropriate decision-making authority to a new Board, elected by shareholders, to decide what is in the best interests of shareholders on this important subject.

          Traditional poison pills have been defended with the argument that directors generally can be trusted to act in the shareholders' interest, and if they do not, they can be replaced by the shareholders with other directors.

          Adoption of a "dead-hand" poison pill, however, is different. We believe it has the effect of "entrenching" the current Board by coercing shareholders to vote for incumbent directors to preserve the possibility of redemption of the pill, and is intended to preclude proxy contests for corporate control.

          We believe that the right of shareholders freely to elect a board of directors with full power to represent the shareholders' interests is the foundation-stone of good corporate governance. By supporting this resolution, shareholders can send a message that we value our right to elect a Board that is prepared and able to represent shareholder interests on all proper matters; and that we will not support unilateral actions by the Board that restrict our ability to meaningfully exercise our voting rights.

                       BOARD OF DIRECTORS' RECOMMENDATION

     Based on the review of the issue conducted by its special committee, which resulted in the proposed amendment to the Company's Articles of Incorporation and related contingent elimination of the "continuing director" provision of the Rights Plan, your Board believes that redemption of the Rights Plan would not be in the best interests of the Company and its shareholders, unless the proposed amendment to the Articles of Incorporation is approved. The Board recommends a vote AGAINST the Shareholder Proposal for the reasons explained below.

THE RIGHTS PLAN WAS ADOPTED IN THE BEST INTERESTS OF ALL SHAREHOLDERS.

     The Board adopted the Rights Plan in 2000 with the aim of protecting the interests of all shareholders and maximizing the value of each shareholder's investment in the Company. The Board believes that the Rights Plan is an important tool to protect shareholder interests. The Rights Plan will not prevent takeover proposals, but rather is designed to encourage potential acquirers to negotiate directly with the Board and to enhance the Board's ability to defend against inadequate and coercive takeover attempts and achieve the best possible value for all of the Company's shareholders.

     Shareholder rights plans have been adopted by approximately 2,000 other U.S. corporations. Virtually all of these plans were adopted without shareholder approval. According to a March 6, 2000 report by the Investor Responsibility Research Center, nearly 60 percent of S&P 500 companies have rights plans.

     The Rights Plan enhances the negotiating position of the Board and deters abusive takeover tactics such as a bid for some but not all of the shares. In addition to fair and equal treatment, the Rights Plan provides the Board with the necessary time and flexibility once a takeover offer is received to respond appropriately and, if desirable, to negotiate the highest possible price with a potential acquirer.

     The Board believes that redemption of the Rights Plan at this time would remove a critical incentive for a potential acquirer to negotiate with the Board and eliminate a tool designed to maximize shareholder value and ensure that all shareholders are treated fairly and equally.

     The Board is aware of the concerns that some shareholders have expressed about the possible abuse of shareholders rights plans by other companies. The true test of the benefits of the Rights Plan is how your Board uses it. Therefore, the real issue posed by CREF'S proposal is whether the shareholders can rely on the Board to perform its fiduciary obligations and utilize this tool properly if and when the need arises to protect the interests of our shareholders. In this regard, you should know that the interests of the Board are perfectly aligned with the interests of their fellow shareholders. Members of and nominees to your Board, together with their families and related interests, own approximately 32 percent of the Company's outstanding shares.

THE "CONTINUING DIRECTOR" PROVISIONS ARE A CRITICAL ELEMENT OF THE RIGHTS PLAN.

     The "continuing director" provisions of the Rights Plan require approval by a majority of the continuing directors to redeem the Rights Plan, amend the Rights Plan, or exclude a person or group who acquires beneficial ownership of more than 15 percent of the outstanding Company common stock from being considered an Acquiring Person under the Rights Plan. Continuing directors are those directors who were in office at the time of adoption of the Rights Plan or whose nominations were approved by directors then in office. Your Board believes that the "continuing director" provisions are an appropriate means to manage serious conflicts of interest.

     A potential acquirer, acting together with other market players or through the solicitation of proxies, could gain control of sufficient voting power to replace the Board with "interested" directors who would then amend or redeem the Rights Plan and approve the acquirer's proposal to acquire the Company. While this may be in the best interests of the acquirer, it may not be in the best interests of other shareholders. The "continuing director" provisions do not limit the right of shareholders, including any potential acquirer, to elect directors. Rather, they merely require that any transaction between a potential acquirer and the Company be approved by directors who are not affiliated with the acquirer or otherwise interested in the transaction. The Board believes this procedure reinforces the fundamental purpose of the Rights Plan to protect the interests of shareholders.

     The "continuing director" provisions are neither unique nor an unlawful affront to traditional concepts of good corporate governance. To the contrary, Georgia corporate law, under which the Company is incorporated, contains continuing directors concepts to deal with similar conflict of interest transactions with interested shareholders. In fact, the one court to consider the issue has specifically ruled that "continuing director" provisions substantially the same as those in our Rights Plan are consistent with Georgia corporate law and held them to be enforceable.

     As noted above at "Proposal to Amend the Articles of Incorporation to Provide That Directors May Only Be Removed by Shareholders for Cause," a special committee of the Board has considered the resolution approved by the shareholders at the Company's May 25, 2001 annual meeting, which was the same as the current proposal. After due consideration, that committee recommended to the Board that the Rights Plan be amended to eliminate the "continuing director" provision, effective upon approval by the shareholders of the amendment to the Company's Articles of Incorporation to provide that directors may only be removed for cause. On March 12, 2002, the Board approved this amendment, effective upon approval of the proposal to amend the Articles of Incorporation.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" THE SHAREHOLDER PROPOSAL.


           PROPOSAL TO APPROVE AN INCREASE IN AUTHORIZED SHARES UNDER
                       THE PRG-SCHULTZ INTERNATIONAL, INC.
                              STOCK INCENTIVE PLAN

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

     In June 1998, the Board and the Company's shareholders approved the Stock Incentive Plan. The Plan was subsequently amended to increase the number of shares available for issuance thereunder, bringing to 10,875,000 the total number of shares which may be issued under the Plan. As of March 29, 2002, options to purchase 7,713,172 shares and 119,000 shares of restricted stock were outstanding under the Stock Incentive Plan (after adjustment for forfeitures) and options to purchase 1,656,103 shares of common stock had been exercised. No stock appreciation rights are outstanding under the Stock Incentive Plan. Unless sooner terminated by the Board, the Stock Incentive Plan terminates in June 2008. As of March 29, 2002, an additional 1,374,225 shares remained available under the Stock Incentive Plan for issuance in connection with future awards thereunder. Subject to shareholder approval, the Board has approved an amendment to the Stock Incentive Plan which provides for a 1,750,000 share increase in the number of shares of Company common stock that may be granted thereunder. In addition, the Board has approved an amendment to limit the term of future options granted under the Stock Incentive Plan to no more than seven years and an amendment to limit the maximum number of shares that may be covered by future stock awards (as differentiated from options or stock appreciation rights) under the Stock Incentive Plan to 300,000 shares. The material provisions of the Stock Incentive Plan are summarized below.

ELIGIBILITY FOR PARTICIPATION UNDER THE STOCK INCENTIVE PLAN

     Options, including incentive stock options ("ISOs") and non-qualified stock options ("NSOs"), stock appreciation rights ("SARs") and stock awards ("Stock Awards") may be granted under the Stock Incentive Plan to key employees, officers or directors of, and consultants and advisors to, the Company and its subsidiaries. The Company estimates that, as of the date of this Proxy Statement, approximately 1,400 employees (including officers) and nine non-employee directors of the Company are eligible to participate in the Stock Incentive Plan. Nothing contained in the Stock Incentive Plan or in any agreement entered into pursuant thereto may confer upon any person any right to continue as a director, officer or employee of the Company or its subsidiaries or as a consultant or advisor, or limit in any way any right of shareholders or of the Board, as applicable, to remove such person.

SHARES RESERVED UNDER THE STOCK INCENTIVE PLAN; INDIVIDUAL GRANT LIMITS

     The Stock Incentive Plan currently provides for the grant of awards to acquire a maximum of 10,875,000 shares of common stock (including options for shares subject to previous grants under the Company's 1996 Stock Option Plan), subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalizations, or other changes in the outstanding common stock. Shares issued under the Stock Incentive Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased on the open market. The maximum number of SARs and shares subject to options that may be granted to any one individual during any consecutive 12-month period under the Stock Incentive Plan is 500,000. The maximum number of shares that may be granted pursuant to future Stock Awards under the Stock Incentive Plan is 300,000 shares.

PURPOSE OF THE STOCK INCENTIVE PLAN

     The Company desires to attract and retain persons of skill and experience and to encourage their highest levels of performance on behalf of the Company and its subsidiaries. The Stock Incentive Plan affords eligible persons the opportunity to acquire equity ownership in the Company. A portion of the options issued pursuant to the Stock Incentive Plan may constitute ISOs within the meaning of Section 422 of the Code or any succeeding provisions. The Stock Incentive Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

DURATION OF THE STOCK INCENTIVE PLAN

     Awards may be granted pursuant to the Stock Incentive Plan from time to time prior to the earlier of (1) June 14, 2008; or (2) the date on which all shares available for issuance under the Stock Incentive Plan have been issued.

ADMINISTRATION OF THE STOCK INCENTIVE PLAN

     The Stock Incentive Plan is administered by the Compensation Committee. Subject to the terms of the Stock Incentive Plan, in administering the Stock Incentive Plan and the awards granted under the Stock Incentive Plan, the Compensation Committee has authority to determine:

     o the employees of the Company and its subsidiaries to whom ISOs may be granted;

     o    the  directors,   officers  and  employees  of  the  Company  and  its
          subsidiaries and the consultants and advisors to whom NSOs, SARs and Stock Awards may be granted;

     o    the time or times at which awards may be granted;

     o the number of shares subject to each award and, for options and SARs, the exercise price thereof;

     o    whether each option granted shall be an ISO or a NSO;

     o the time or times when each option and SAR shall become exercisable and the duration of the exercise period, including any acceleration thereof,

     o whether restrictions are to be imposed on shares subject to options and the nature of such restrictions;

     o whether and under what circumstances cash payments shall be made upon the termination of options or SARs, and whether and under what circumstances stock acquired pursuant to the exercise of an option or SAR shall be repurchased by the Company; and

     o    the terms of any Stock Awards.

     The Compensation Committee also interprets the Stock Incentive Plan and prescribes and rescinds rules and regulations relating to and consistent with the Stock Incentive Plan.

     The Board of Directors has delegated all rights to determine awards of stock-based compensation to individuals who file reports pursuant to Section 16 of the Exchange Act to a subcommittee of the Compensation Committee (the
"Subcommittee") consisting of at least two directors, each of whom is a "non-employee" director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act and is an "outside" director, as defined in the regulations promulgated pursuant to Section 162(m) of the Code.

     The current Compensation Committee members are Mr. Golden, Chairman, Messrs. Levine and Robertson, and Ms. Ward. Messrs. Levine and Robertson and Ms. Ward comprise the Subcommittee. Under the Stock Incentive Plan, acts by a majority of the Compensation Committee, or acts reduced to or approved in writing by a majority of the members of the Compensation Committee, shall be the valid acts of the Compensation Committee.

     No members of the Board of Directors or the Compensation Committee shall be liable for any action or determination made in good faith with respect to the Stock Incentive Plan or any stock options or other awards made under such plan. No member of the Board or the Compensation Committee shall be liable for any act or omission of any other member of the Board or the Compensation Committee or for any act or omission on his own part, including but not limited to the exercise of any power or discretion given to him under the Stock Incentive Plan, except those resulting from that member's own gross negligence or willful misconduct. In addition to rights of indemnification as a member of the Board or Compensation Committee, each member of the Board and the Compensation Committee shall be entitled to indemnification by the Company with respect to administration of the Stock Incentive Plan and the granting of rights and benefits under it.

AMENDMENT OF THE STOCK INCENTIVE PLAN

     The Stock Incentive Plan may be terminated or amended by the Board of Directors at any time, except that the following actions may not be taken without shareholder approval:

     o materially altering the number of shares that may be issued under the Stock Incentive Plan (except by certain adjustments under the Stock Incentive Plan);

     o materially modifying the persons or classes of persons eligible to participate in the Stock Incentive Plan;

     o materially increasing the benefits accruing to participants under the Stock Incentive Plan;

     o modifying the exercise price at which options and SARs may be offered (except by adjustment pursuant to the Stock Incentive Plan); and

     o extending the maximum option period under, or the term of, the Stock Incentive Plan.

     Awards may not be granted under the Stock Incentive Plan after the date of termination of the Stock Incentive Plan, but options and SARs granted prior to that date remain exercisable according to their terms.


PLAN BENEFITS

     During 2001, and from January 1, 2002 through March 29, 2002, the number and exercise price of options granted to executive officers as a group, non-executive directors and non-executive employees pursuant to the Company's Stock Incentive Plan were as set forth below. See "Summary Compensation Table" and "Stock Option Grants in Last Fiscal Year" table above for discussion of the number of securities underlying options granted to the Named Executive Officers. For a discussion of potential future grants to the Non-Executive Director Group, see "Director Compensation."


                                                                                                          FROM JANUARY 1, 2002
                                                                                                        THROUGH MARCH 29, 2002
                                                                                                     ----------------------------
                                                                               2001                                   EXERCISE
                                                              -----------------------------------                       PRICE
                                                                                   EXERCISE PRICE                     OR RANGE OF
                                                                  NUMBER OF         OR RANGE OF      NUMBER OF         EXERCISE
GROUP                                                              OPTIONS        EXERCISE PRICES    OPTIONS            PRICES
-----                                                              -------        ---------------    ---------          ------

Executive Officer Group (5 persons)........................       585,000         $6.56 - $11.46       660,000           $9.28
Non-Executive Director Group...............................        70,000            $6.56              90,000           $9.28
All Employees excluding Executive Officer Group............       785,000         $6.37 - $11.46     1,449,000       $9.28 - $9.79


GRANT OF STOCK OPTIONS AND SARS

     The Compensation Committee may grant stock options and SARs to eligible persons in such amounts and on such terms not inconsistent with the Stock Incentive Plan as it may deem appropriate up to the number of shares remaining subject to the Stock Incentive Plan. The Company and each eligible person shall execute an agreement providing for the grant of stock options or SARs in accordance with the pertinent provisions of the Stock Incentive Plan.

OPTION AND SAR EXERCISE PRICE

     The exercise price per share for the shares subject to ISOs, NSOs and SARs may not be less than the fair market value of Company common stock on the date of grant, provided, however, that in the case of an ISO to be granted to an employee owning more than 10 percent of the total combined voting power of all classes of stock of the Company, the exercise price per share shall be not less than 110 percent of the fair market value per share of common stock on the grant date. The "fair market value" shall be the closing price of the common stock on the Nasdaq National Market on the day of grant or if no sale of the common stock has been made on such date, on the next preceding day on which there was such a sale. On April _____, the closing price of the Company's common stock on the Nasdaq National Market was $_____.

VESTING OF OPTIONS

     Unless otherwise provided by the Compensation Committee, options granted under the Stock Incentive Plan after January 2001 generally vest at the rate of 25 percent per annum over a four-year period so that all options are vested after four  years.  Prior to  February  2001,  options  granted  under the Stock
Incentive Plan generally vested at a rate of 20 percent per year. The Compensation Committee has the authority to accelerate or waive the vesting period for any option granted under the Stock Incentive Plan upon the attainment of performance goals established by the Compensation Committee for the grantee(s). Pursuant to its authority under the Stock Incentive Plan, the Compensation Committee provided in January 2001 that upon a change in control of the Company, all unvested stock options would be fully vested.

ADJUSTMENTS TO EXERCISE PRICE AND NUMBER OF SHARES

     If the shares of common stock are subdivided or combined, or a stock dividend is declared and paid, the number of shares of common stock subject to the Stock Incentive Plan and to the individual limits thereunder deliverable upon the exercise of Stock Options or SARs and subject to Stock Awards shall be increased or decreased proportionately, and the purchase price per share of options and SARs shall be adjusted to reflect such subdivision, combination or stock dividend. If, while unexercised options or SARs remain outstanding under the Stock Incentive Plan, the Company proposes to merge or consolidate with another corporation, whether or not the Company is to be the surviving corporation, or if the Company proposes to liquidate or sell or otherwise dispose of substantially all of its assets, or substantially all of the outstanding shares of stock of the Company are to be sold, then the Compensation Committee may, in its sole discretion, either:

     o make appropriate provision for the protection of any such outstanding options and SARs by the substitution on an equitable basis of appropriate stock of the surviving corporation or its parent in the merger or consolidation or other reorganized corporation that will be issuable in respect to the shares of common stock of the Company subject to such options and SARs, provided that, with respect to ISOs, such provision shall satisfy the requirement that no additional benefits shall be conferred upon optionees as a result of such substitution within the meaning of Section 424(a) of the Code, and that the excess of the aggregate fair market value of the shares subject to the options immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the shares subject to such options immediately before such substitution over the purchase price thereof; or

     o upon written notice to the grantees, provide that all unexercised options and SARs must be exercised within a specified number of days of the date of such notice or they will be terminated.

     In no event shall the Compensation Committee be obligated to take any action as a result of any such transaction, it being acknowledged that it is in the Compensation Committee's sole discretion to determine if, and to what extent, any such action shall be taken.

DURATION AND TERMINATION OF OPTIONS AND SARS

     Each option and SAR expires on the date specified by the Compensation Committee, but not more than seven years from the grant date in the case of NSOs, SARs and most ISO's granted after January 2002, and five years from the grant date in the case of ISOs granted to an employee owning more than 10 percent of the total combined voting power of all classes of stock of the Company; provided, however, that if approved by the Compensation Committee, after request by the grantee, ISOs may be converted into NSOs and the term of such option may be extended. Options granted prior to February 2002 generally expired either five or ten years from the date of grant.

MEANS OF EXERCISE OF OPTIONS AND SARS

     Options and SARs are exercised by giving written notice to the Company at its principal office address, accompanied, in the case of an option, by full payment of the purchase price therefor and the applicable withholding tax, either (i) in United States dollars in cash or by check, or (ii) if permitted by the Compensation Committee, the delivery of shares of common stock having a fair market value equal as of the date of the exercise to the cash exercise price of the option; provided, however, that such shares must have been held for at least six months.


NON-TRANSFERABILITY OF OPTIONS, SARS AND STOCK AWARDS

     No option, SAR or Stock Award is transferable except by will or by the laws of descent and distribution, and all options and SARs are exercisable, during the lifetime of the grantee, only by the grantee or the grantee's guardian or legal representative. Shares subject to options, SARs or Stock Awards granted under the Stock Incentive Plan that have lapsed or terminated may again be subject to awards thereunder.

RESTRICTIONS ON STOCK AWARDS

     Each Stock Award shall be subject to such conditions, restrictions and contingencies as the Compensation Committee shall determine. These may include continuous service and/or the achievement of specified performance measures. The performance measures that may be used by the Compensation Committee for such Stock Awards shall be measured by revenues, income, or such other criteria as the Committee may specify. If vesting is conditioned solely upon continuous service, the vesting schedule for Stock Awards shall cover a period of not less than three years (subject to acceleration of vesting in the event of a change in control of the Company and, to the extent permitted by the Compensation Committee, in the event of the participant's death, disability, or involuntary termination). No more than 300,000 shares may be granted in the future as Stock Awards.

TAX TREATMENT

     The following discussion addresses certain anticipated U.S. federal income tax consequences associated with awards made under the Stock Incentive Plan. It is based on the Code and interpretations thereof as in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

     A company, such as the Company, for which an individual is performing services will generally be allowed to claim as a deduction for federal income tax purposes amounts that are includable in the income of such individual as compensation income in the Company's taxable year in which the employee's taxable year of inclusion ends, provided that such amounts qualify as reasonable compensation for the services rendered. This general rule will apply to the deductibility of a participant's compensation income resulting from participation in the Stock Incentive Plan. The timing and amount of the federal income tax deduction available to the Company will, therefore, depend upon the timing and amount of compensation income recognized by a participant as a result of participation in the Stock Incentive Plan. The following discusses the timing and amount of compensation income recognized by participants and the accompanying federal income tax deduction that may be available to the Company.

     Incentive Stock Options. A participant to whom an ISO which qualifies under
Section 422 of the Code is granted generally will not recognize compensation income (and the Company will not be entitled to a federal income tax deduction) upon the grant or the exercise of the option. To obtain nonrecognition treatment from the exercise of an ISO, however, the participant must be an employee of the Company or a subsidiary continuously from the date of grant of the option until three months prior to the exercise of the option. If termination of employment is due to disability of the participant, ISO treatment will be available if the option is exercised within one year of termination. If an option originally designated as an ISO is exercised after these periods, the option will be treated as a NSO for income tax purposes and compensation income will be recognized by the participant (and a federal income tax deduction generally will be available to the Company) in accordance with the rules discussed below concerning NSOs.

     The Code provides that ISO treatment will not be available to the extent that the fair market value of shares subject to ISOs (determined as of the date of grant of the ISOs) which become exercisable for the first time during any calendar year exceeds $100,000. If the $100,000 limitation is exceeded, the options in excess of the limitation are treated as NSOs when exercised.

     While a participant may not recognize compensation income upon exercise of an ISO, the excess of the fair market value of the shares of common stock received over the exercise price for the option is an adjustment for alternative minimum tax purposes and can affect the optionee's alternative minimum tax liability under applicable provisions of the Code. The increase, if any, in an optionee's alternative minimum tax liability resulting from exercise of an ISO will not, however, create a deductible compensation expense for the Company.

     When a participant sells shares of common stock received upon exercise of an ISO more than one year after the exercise of the option and more than two years after the grant of the option, the participant will normally not recognize any compensation income, but will instead recognize capital gain or loss from the sale in an amount equal to the difference between the sales price for the shares of common stock and the option exercise price. If, however, a participant sells the shares of common stock within one year after exercising the ISO or within two years after the grant of the ISO, the participant will recognize compensation income (and the Company generally will be entitled to a federal income tax deduction) in an amount equal to the lesser of (i) the excess, if any, of the fair market value of the shares of common stock on the date of exercise of the option over the option exercise price, and (ii) the excess, if any, of the sales price for the shares over the option exercise price. Any other gain or loss on such sale (in addition to the compensation income mentioned previously) will normally be capital gain or loss.

     Nonqualified Stock Options. A participant to whom a NSO is granted will not normally recognize income at the time of grant of the option. When a participant exercises a NSO, the participant will generally recognize compensation income (and the Company generally will be entitled to a federal income tax deduction) in an amount equal to the excess, if any, of the fair market value of the shares of common stock when acquired over the option exercise price. The amount of gain or loss recognized by a participant from a subsequent sale of shares of common stock acquired from the exercise of a NSO will be equal to the difference between the sales price for the shares of common stock and the sum of the exercise price of the option plus the amount of compensation income recognized by the participant upon exercise of the option.

     SARs. The recipient of an SAR generally will not recognize any compensation income upon grant of the SAR. At the time of exercise of an SAR, however, the recipient should recognize compensation income (and the Company generally will be entitled to a federal income tax deduction) in an amount equal to the amount of cash, or the fair market value of the shares, received.

     Restricted Stock Awards. If stock received pursuant to a Stock Award made through the Stock Incentive Plan is subject to a substantial restriction on continued ownership which is dependent upon the recipient continuing to perform services for the Company or its affiliated companies (a "substantial risk of forfeiture"), the participant should not recognize compensation income upon receipt of the shares of common stock unless he/she makes a so-called "83(b) election" as discussed below. Instead, the participant will recognize compensation income (and the Company generally will be entitled to a federal income tax deduction) when the shares of common stock are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the stock at that time. Absent a participant making an 83(b) election, dividends paid with respect to shares of common stock which are subject to a substantial risk of forfeiture will be treated as compensation income for the participant (and a compensation deduction generally will be available to the Company for the dividend) until the shares of common stock are no longer subject to a substantial risk of forfeiture.

     Different tax rules will apply to a participant who receives shares of common stock subject to a risk of forfeiture if the participant files an 83(b) election. If, within 30 days of receipt of the shares of common stock, a participant files an 83(b) election with the Internal Revenue Service and the Company, then, notwithstanding that the shares of common stock are subject to a risk of forfeiture, the participant will recognize compensation income upon receipt of the shares of common stock (and the Company generally will be entitled to a federal income tax deduction) in an amount equal to the fair market value of the stock at the time of the award. If the 83(b) election is made, any dividends paid with respect to the shares of common stock will not result in compensation income for the participant (and will not entitle the Company to a federal income tax deduction). Rather, the dividends paid will be treated as any other dividends paid with respect to common stock, as ordinary income which is not compensation.

TAX WITHHOLDING

     Whenever the Company proposes, or is required, to distribute shares of common stock under the Stock Incentive Plan, the Company may require the recipient to satisfy any federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements.

UNFUNDED STATUS OF THE STOCK INCENTIVE PLAN

     The Stock Incentive Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a participant by the Company, nothing contained in the Stock Incentive Plan shall give any such participant or optionee any rights that are greater than those of a general creditor of the Company.

             PROPOSAL TO APPROVE INCREASE IN AUTHORIZED SHARES UNDER
                         PRG-SCHULTZ INTERNATIONAL, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

     In January 1997, the board and the Company's shareholders approved the ESPP. As of December 31, 2001, 473,955 shares had been purchased under the ESPP, and an additional 651,045 shares remained available for purchase in accordance with the terms of the ESPP. Unless sooner terminated by the Board, the ESPP terminates in December 2007. Subject to shareholder approval, the Board has approved an amendment to the ESPP which provides for a 1,500,000 share increase in the number of shares of Company common stock that may be purchased thereunder.

     The ESPP provides eligible employees (defined below) with an opportunity to purchase the Company's common stock through payroll deductions. The ESPP is intended to assist eligible employees in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an "ESPP" under
Section 423 of the Code, to help eligible employees provide for their future security and to encourage them to remain in the employment of the Company and participating subsidiaries. The material provisions of the ESPP are summarized below.

SHARES RESERVED UNDER THE PLAN

     The ESPP currently provides for the purchase of a maximum of 1,125,000 shares of common stock, subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalizations, or other changes in the outstanding common stock. Shares issued under the ESPP may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased on the open market.

ELIGIBLE PARTICIPANTS

     All employees of the Company, or of certain other corporations, the majority of the voting stock of which is owned by the Company (a "Subsidiary"), whose customary employment is at least 20 hours per week and five months per year will be eligible to participate in the ESPP. Currently, PRG-Schultz USA, Inc., PRG-Schultz Canada, Inc., The Profit Recovery Group Servicios (Mexico), S. de R.L. de C.V., PRG-Schultz UK Ltd., Meridian VAT Reclaim, Inc., Meridian VAT Reclaim (Canada) Ltd., and Meridian VAT Reclaim Operations Ltd. and its three direct subsidiaries are the only Subsidiaries whose employees are eligible to participate in the Plan. Additional Subsidiaries may be added by the Committee in the future. As of March 29, 2002, approximately 1,300 employees were eligible to participate in the ESPP.

CERTAIN MATERIAL FEATURES OF THE PLAN

     The ESPP provides for two purchase periods ("Plan Periods") of six months each beginning on January 1 and July 1 of each year. On the last day of each Plan Period, each eligible employee shall be entitled to purchase shares of common stock at a purchase price equal to 85 percent of the closing sale price of a share of common stock on the Nasdaq National Market on the first trading day of the Plan Period.

     Payment for shares of common stock purchased under the ESPP will be made by authorized payroll deductions from an eligible employee's "Base Pay." "Base Pay" means an eligible employee's total regular straight-time and overtime earnings received from the Company or a Subsidiary during a Plan Period, including payments for incentive compensation, but excluding other special payments. Eligible employees who elect to participate in the ESPP will designate a stated whole percentage equaling at least 1 percent, but no more than 10 percent, of Base Pay, to be deposited into a separate account, subject to a maximum aggregate deduction of $10,625 in each Plan Period. On the date of exercise, the entire periodic deposit account of each participant in the ESPP is used to purchase whole shares of common stock. No fractional shares will be purchased, and the amount remaining in the employee's account after such application will be held for the purchase of common stock in the next purchase period. No interest will be paid on any amounts deducted and credited to a participant's account. Participants will be entitled to receive, as soon as practicable after the end of a purchase period, a stock certificate for the number of purchased shares.

     No participant in the ESPP is permitted to purchase common stock under the ESPP at a rate that exceeds $25,000 in fair market value of common stock for each calendar year. If the number of shares for which purchase rights are exercised exceeds the number of shares available in any Plan Period under the ESPP, the shares available for sale will be allocated pro rata among the participants in such Plan Period in proportion to the relative amounts in their accounts. All funds received by the Company from the sale of common stock under the ESPP may be used for any corporate purpose.

PLAN BENEFITS

     To date (without taking into account the proposed amendment to the ESPP), the Company has issued and sold an aggregate of 473,955 shares of common stock pursuant to the ESPP and 651,045 shares of common stock are available for future issuance thereunder. Based on the number of employees that have elected to participate in the current offering period, the majority of the remaining shares under the ESPP will be used during the next few Plan Periods. Accordingly, unless the stockholders approve the amendment to the ESPP, the Company will have insufficient shares available after the next Plan Periods.

     Participation in the ESPP is voluntary and is dependent on each eligible employee's election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the ESPP are not determinable. Non-employee directors are not eligible to participate in the ESPP. The following table sets forth certain information regarding shares purchased under the ESPP during the Company's last fiscal year by all current executive officers as a group and all employees (excluding the executive officers) as a group:

                                             PLAN BENEFITS
                                      EMPLOYEE STOCK PURCHASE PLAN

NAME OF INDIVIDUAL OR                                                                  NUMBER OF SHARES
IDENTITY OF GROUP AND POSITION                       DOLLAR VALUE($)(1)                 PURCHASED(#)(2)
------------------------------                       ------------------                 ---------------

John M. Cook (3)                                       $          -                               -
John M. Toma (3)                                       $          -                               -
Donald E. Ellis, Jr. (3)                               $          -                               -
Robert G. Kramer                                       $      4,974                             434
Mark C. Perlberg                                       $     10,864                             948
Current Executive Officer Group (6 persons)
                                                       $     15,838                           1,382
Employees Excluding Executive Officers Group
                                                       $  2,564,370                         223,767


(1) Represents the market value of the shares on the date of purchase. The purchase price paid by each participant in the ESPP is 15 percent below the market value on the first day of the applicable Plan Period.

(2) Includes shares purchased for the six-month Plan Period ended June 30, 2001. There were no shares purchased for the Plan Period ended December 31, 2001.

(3) Did not elect to participate in the ESPP for Plan Periods ended June 30, 2001 and December 31, 2001.

TAX TREATMENT

     The following discussion addresses certain anticipated U.S. federal income tax consequences associated with awards made under the ESPP. It is based on the Code and interpretations thereof as in effect on the date of this Proxy
Statement. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

     The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Code, an employee who elects to participate in an offering under the ESPP will not recognize income at the time the offering commences or at the time the shares purchased under the ESPP are transferred to him or her. If an employee disposes of such shares after two years from the date the offering of such shares is deemed to have been made for federal income tax purposes - generally the first day of each Plan Period - (the "Grant Date") and after one year from the date of the transfer of such shares to him or her, or if the employee holds such shares until his or her death, the employee will be required to include in income, as ordinary income for the year in which such disposition or death occurs, an amount equal to the excess of (i) the lesser of (x) the fair market value of such shares at the time of disposition or death or (y) the fair market value of such shares as of the Grant Date, over (ii) the purchase price. The employee's basis in the shares disposed of will be increased by the amount of ordinary income so includable in income as a result of such disposition, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of the disposition will be long-term capital gain or loss. In such event, the Company (or the subsidiary by which the employee is employed) will not be entitled to any deduction for federal income tax purposes.

     If an employee disposes of the shares purchased under the ESPP within two years of the Grant Date or one year of the date of the transfer of the shares, the employee will be required to include in income, as ordinary income for the year in which such disposition occurs, an amount equal to the excess of (i) the fair market value of such shares on the date of purchase over (ii) the purchase price. The employee's basis in such shares disposed of will be increased by the amount of ordinary income includable in income as a result of such disposition, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be a capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In the event of a disposition within such two-year or one-year period, the Company (or the subsidiary by which the employee is employed) will be entitled to a deduction for federal income tax purposes in an amount equal to the amount the employee is required to include in income as ordinary income as a result of such disposition.

Plan Administration and Termination

     The ESPP is administered by the Company's Compensation Committee. The Committee may adopt rules and procedures not inconsistent with the provisions of the ESPP for its administration. The Committee's interpretation and construction of the ESPP is final and conclusive.

     The Committee may at any time, or from time to time, alter or amend the ESPP in any respect, except that, without approval of the shareholders of the Company, no amendment may change the number of shares reserved for purchase under the ESPP or adversely affect the rights of any participant with respect to amounts previously credited to his or her ESPP account.

     The Committee shall have the right to terminate the ESPP or any offering thereunder at any time for any reason. Unless terminated earlier, the ESPP shall terminate at the time purchase rights have been exercised with respect to all shares of common stock reserved for grant under the ESPP. Upon expiration or termination of the ESPP, any amount not applied toward the purchase of common stock will be refunded.


                 OWNERSHIP OF DIRECTORS, PRINCIPAL SHAREHOLDERS
                         AND CERTAIN EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of March 29, 2002, by: (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5 percent of the outstanding common stock; (ii) the Named Executive Officers; (iii) each director and director nominee of the Company; and (iv) all of the Company's executive officers and directors as a group. Except as otherwise indicated in the footnotes to this table, the Company believes that the persons named in this table have sole investment and voting power with respect to all the shares of common stock indicated.

                                                       BENEFICIAL OWNERSHIP
                                                      AS OF MARCH 29, 2002(1)
                                                      -----------------------
              BENEFICIAL OWNER                          SHARES     PERCENTAGE
              ----------------                          ------     ----------
              Blum Capital Partners, L.P (2)            9,453,803    13.75
              John M. Cook (3)(4)                       4,579,004     7.11
              Andrew Schultz (3)(5)                     6,252,856     9.80
              Arthur N. Budge, Jr. (6)                    258,295      *

              Stanley B. Cohen (7)                        816,750     1.28
              Jonathan Golden (8)                       1,219,955     1.91
              Garth H. Greimann (9)                        51,241      *
              Fred W. I. Lachotzki (10)                    77,750      *
              Nathan A. Levine (11)                        36,200      *
              E. James Lowrey (12)                         67,750      *
              Thomas S. Robertson (13)                     36,200      *
              Howard Schultz (3), (14)                  4,512,366     7.08
              John M. Toma (15)                         1,163,649     1.81
              Jackie M. Ward (13)                          46,535      *
              Donald E. Ellis, Jr. (16)                   204,166      *
              Robert G. Kramer (17)                       103,667      *
              Mark C. Perlberg (18)                       139,198      *
              N. Colin Lind (19)                        9,453,803    13.75
              All executive officers, directors
                and director nominees
                as a group (16 persons) (20)           27,595,496    43.08

---------------------

*    Represents holdings of less than one percent.
     (1) Applicable percentage of ownership at March 29, 2002 is based upon 63,777,181 shares of common stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes investment and voting power with respect to the shares shown as beneficially owned. Shares of common stock subject to options currently exercisable or which will become exercisable within 60 days of the date of this proxy statement are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other persons.
     (2) Includes 3,229,975 shares the Blum Reporting Persons, as defined below, have the right to acquire upon conversion of convertible notes acquired on November 26, 2001. Includes an additional 1,937,985 shares the Blum Reporting Persons have the right to acquire upon conversion of convertible notes acquired on December 3, 2001. BLUM Capital Partners, L.P., a California limited partnership ("BLUM L.P."); Richard C. Blum & Associates, Inc., a California corporation ("RCBA Inc."); RCBA GP, L.L.C., a Delaware limited liability company ("RCBA GP"); Blum Strategic GP II, L.L.C., a Delaware limited liability company ("Blum GP"); Blum Strategic Partners II, L.P., a Delaware limited partnership; and Richard C. Blum, the Chairman and a substantial shareholder of RCBA Inc. and a managing member of RCBA GP and Blum GP, are referred to herein as the "Blum Reporting Persons." BLUM L.P. is a California limited partnership whose principal business is acting as a general partner for investment partnerships and providing investment advisory services. BLUM L.P. is an investment advisor registered with the Securities and Exchange Commission. The sole general partner of BLUM L.P. is REBA Inc. Each of the Blum Reporting Persons reports that it has shared voting and dispositive power over the shares reported above. The principal office for each of the Blum Reporting Persons is 909 Montgomery Street, Suite 400, San Francisco, California 94133.
     (3) The business address for Messrs. Cook, Howard Schultz and Andrew Schultz is 2300 Windy Ridge Parkway, Suite 100 North, Atlanta, Georgia 30339-8426.
     (4) Includes 440,002 shares held by the Cook Family Limited Partnership, of which Mr. Cook is the general partner, 86,159 shares and 60,000 shares held by the Cook Family 1999 Grantor Retained Annuity Trust and the M. Lucy Cook Family 2001 Grantor Retained Annuity Trust, respectively, of which Mr. Cook is trustee and has sole investment and voting power with respect to such shares, 90,000 shares held by the John M. Cook Family 2001 Grantor Retained Annuity Trust, of which M. Lucy Cook, Mr. Cook's spouse, is trustee and has sole investment and voting power with respect to such shares, and 695,139 shares held by M. Lucy Cook. Also includes 589,291 shares subject to options which are currently exercisable. Does not include 958,832 shares held for the benefit of Mr. Cook pursuant to a Grantor Retained Annuity Trust of which James R. Cook is trustee and has sole investment and voting power with respect to such shares, 220,704 shares held by the John and Lucy Cook Charitable Remainder Annuity Trust of which M. Christine Cook is trustee and has sole investment and voting power with respect to such shares, and 958,832 shares held for the benefit of M. Lucy Cook pursuant to a Grantor Retained Annuity Trust of which M. Christine Cook and M. Thomas Cook are co-trustees and have sole investment and voting power with respect to such shares.
     (5) Includes 3,670,002 shares held by the Andrew H. Schultz Irrevocable Trust of which Mr. Schultz is trustee and beneficiary. Includes 634,819 shares held by The HHS Charitable Lead Annuity Trust and 634,819 shares held by The LVS Charitable Lead Annuity Trust, as to each of which Mr. Schultz is a co-trustee. Includes 6,901 shares held by The Andrew Harold Schultz LVS (2001) GST Trust and 6,901 shares held by The Andrew Harold Schultz HHS (2001) GST Trust, as to each of which Mr. Schultz is the sole trustee.
     (6) Includes 258,295 shares subject to options which are currently exercisable.
     (7) Includes 196,910 shares held for the benefit of Mr. Cohen pursuant to a trust, of which Shirley L. Cohen, Mr. Cohen's spouse, is the trustee and has sole investment and voting power, includes 22,000 shares held by a partnership of which Mr. Cohen is the general partner and includes 29,750 shares subject to options which are currently exercisable.
     (8) Includes 29,750 shares subject to options which are currently exercisable.

     (9) Includes 39,750 shares subject to options which are currently exercisable.
     (10) Includes 54,750 shares subject to options which are currently exercisable.
     (11) Includes 10,000 shares subject to options which are currently exercisable.
     (12) Includes 42,750 shares subject to options which are currently exercisable.
     (13) Includes 33,000 shares subject to options which are currently exercisable.
     (14) Includes 753 shares held by Leslie Schultz, Mr. Schultz's spouse. Also includes 20,387 shares held by the Zachary Herman Schultz Trust, 20,387 shares held by the Gabriella Schultz Trust and 20,387 shares held by the Samuel Joel Schultz Trust, of which Mr. Schultz is a trustee.
     (15) Includes 48,034 shares held for the benefit of Mr. Toma pursuant to a trust, of which Dorothy M. Toma, Mr. Toma's spouse, is trustee and has sole investment and voting power with respect to such shares. Includes 275,886 shares held by the Toma Family Limited Partnership, of which Mr. Toma serves as the general partner and 5,556 shares held by Toma Family Foundation, Inc., of which Mr. Toma is President. Also, includes 73,190 shares held by Dorothy M. Toma, 19,203 shares held by the Mary Caitlin Cook Trust, of which Mr. Toma is the trustee, 17,480 shares held by the Adam Cook Trust, of which Mr. Toma is the trustee, and 392,500 shares subject to options which are currently exercisable.
(16) Includes 170,833 shares subject to options which are currently exercisable and 8,333 shares subject to options which will become exercisable within 60 days of the date of this proxy statement.
     (17) Includes 989 shares held by Mr. Kramer's spouse, 5,000 shares of stock currently subject to certain restrictions and risk of forfeiture, 87,000 shares subject to options which are currently exercisable and 6,250 shares subject to options which will become exercisable within 60 days of the date of this proxy statement.
     (18) Includes 28,000 shares of stock currently subject to certain restrictions and risk of forfeiture and 101,250 shares subject to options which are currently exercisable.
     (19) Mr. Lind is a Managing Partner of Blum Capital Partners, L.P. As such, he shares voting and dispositive power over the shares beneficially owned by Blum Capital Partners, L.P. See note (2) above.
     (20) Includes 33,000 shares of stock currently subject to certain restrictions and risk of forfeiture. Also includes options to purchase 1,628,207 shares which are either currently exercisable or will become exercisable within 60 days of the date of this proxy statement.

                               EXECUTIVE OFFICERS

     Each of the executive officers of the Company was elected by the Board of Directors to serve until the Board of Directors' meeting immediately following the next annual meeting of the shareholders or until his earlier removal by the Board or his resignation. The following table lists the executive officers of the Company and their ages and offices with the Company.


       NAME                                AGE    OFFICE WITH REGISTRANT
       ----                                ---    ----------------------
       Howard Schultz.................      74    Chairman of the Board
       John M. Cook...................      59    President and Chief Executive Officer and Director
       John M. Toma...................      56    Vice Chairman and Director
       Andrew Schultz.................      35    Executive Vice President
       Donald E. Ellis, Jr............      50    Executive Vice President - Finance, Chief Financial
                                                  Officer and Treasurer
       Robert G. Kramer...............      58    Executive Vice President and Chief Information Officer
       Mark C. Perlberg...............      46    Executive Vice President and Chief Operating Officer

     The employment histories of those executive officers who are not also directors are set forth below:

     Donald E. Ellis, Jr. rejoined the Company in October 2000 as Executive Vice President - Finance, Chief Financial Officer and Treasurer. Mr. Ellis had previously served the Company as Special Assistant to the Chairman from July 19, 1999 to May 31, 2000 and as its Senior Vice President, Chief Financial Officer and Treasurer from March 1995 to July 1999. Mr. Ellis is a certified public accountant.

     Robert G. Kramer joined the Company in October 1997 as Executive Vice President and Chief Information Officer. Prior to joining the Company, Mr. Kramer had worked for Home Shopping Network, Inc. since 1996 as Executive Vice President and Chief Information Officer.

     Mark C. Perlberg joined the Company in February 2000 as President of the Accounts Payable Group. Effective January 24, 2002, Mr. Perlberg was elected Executive Vice President and Chief Operating Officer. Prior to joining the Company, Mr. Perlberg had worked for John H. Harland Company, a check printing company, since February 1996, most recently serving as Vice President and General Manager of the North Region.

                                PERFORMANCE GRAPH

     Set forth below is a line graph presentation comparing the cumulative shareholder return on the Company's common stock (Nasdaq: PRGX), on an indexed basis, against cumulative total returns of the Nasdaq Stock Market (U.S. Companies) Index and the JP Morgan H&Q Technology Index. The graph assumes that the value of the investment in the common stock in each index was $100 on December 31, 1996. The Performance Graph shows total return on investment for the period beginning December 31, 1996 through December 31, 2001.

                                [LINE GRAPH OMITTED]


                 VALUE OF $100 INVESTED ON DECEMBER 31, 1996 IN:

                                      12/31/96   12/31/97    12/31/98   12/31/99   12/31/00    12/31/01
                                       ---------  ---------   --------   ---------  ---------   ---------
PRG-SCHULTZ INTERNATIONAL, INC.      $   100.00 $   110.94  $  233.98  $   249.03 $    59.77  $    76.41
NASDAQ STOCK MARKET (U.S.)           $   100.00 $   122.48  $  172.68  $   320.89 $   193.01  $   153.15
JP MORGAN H&Q TECHNOLOGY             $   100.00 $   117.24  $  182.36  $   407.27 $   263.28  $   181.99



               Total return assumes reinvestment of any dividends.

                              INDEPENDENT AUDITORS

     The accounting firm of KPMG LLP are the independent auditors of the Company. Approval or selection of the independent auditors of the Company is not submitted for a vote at the annual meeting. The Board of Directors of the Company has historically selected the independent auditors of the Company, with the advice of the Audit Committee, and the Board believes that it would be to the detriment of the Company and its shareholders for there to be any impediment to the Board's exercising its judgment to remove the Company's independent auditors if, in its opinion, such removal is in the best interest of the Company and its shareholders.

     It is anticipated that a representative from the accounting firm of KPMG LLP will be present at the annual meeting to answer appropriate questions and make a statement if the representative desires to do so.


                              SHAREHOLDER PROPOSALS

     Appropriate proposals of shareholders intended to be presented at the Company's 2003 Annual Meeting of Shareholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must be received by the Company by December 17, 2002 for inclusion in its Proxy Statement and form of proxy relating to that meeting. In addition, all shareholder proposals submitted outside of the shareholder proposal rules promulgated pursuant to Rule 14a-8 under the Exchange Act must be received by the Company by January 16, 2003 in order to be considered timely. If such shareholder proposals are not timely received, proxy holders will have discretionary voting authority with regard to any such shareholder proposals which may come before the 2003 Annual Meeting. With regard to such shareholder proposals, if the date of the 2003 Annual Meeting is subsequently advanced or delayed by more than 30 days from the date of the 2002 Annual Meeting, the Company shall, in a timely manner, inform shareholders of the change and the date by which proposals must be received.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN, COMPLETE, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                      By Order of the Board of Directors:


                                      /s/ John M. Cook
Date:  April 16, 2002

                         PRG-SCHULTZ INTERNATIONAL, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR USE AT THE ANNUAL MEETING ON MAY 15, 2002

     The undersigned shareholder hereby appoints John M. Cook, Donald E. Ellis, Jr., Clinton McKellar, Jr. or any of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the Annual Meeting of Shareholders of PRG-Schultz International, Inc. (the "Company") to be held on May 15, 2002, and any adjournments or postponements thereof. The
undersigned   acknowledges   receipt  of  this  Notice  of  Annual   Meeting  of
Shareholders and Proxy Statement, each dated April 16, 2002, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies to vote as indicated hereon.

THE PROXIES SHALL VOTE AS DIRECTED ON THIS PROXY CARD, OR IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE LISTED NOMINEES, "FOR" THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION, "AGAINST" THE SHAREHOLDER PROPOSAL TO REDEEM THE COMPANY'S SHAREHOLDER PROTECTION RIGHTS AGREEMENT, "FOR" THE AMENDMENT TO THE STOCK INCENTIVE PLAN, AND "FOR" THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.

Please Vote, Sign, Date And Return This Proxy Card Promptly Using The Enclosed Envelope.

1.   Election of Class III Directors

     |_|   FOR the nominees listed below         |_|  FOR the nominees listed       |_|  WITHHOLD AUTHORITY to vote for
                                                      below except as marked to          all nominees listed below
                                                      the contrary

(Instruction: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, strike a line through that nominee's name in the list below)

CLASS III DIRECTOR
NOMINEES:                      Arthur N. Budge, Jr.       N. Colin Lind             Thomas S. Robertson        Jackie M. Ward

                         (Continued on the Reverse Side)

2. Proposal to approve an amendment to the Company's Articles of Incorporation to provide that shareholders may only remove directors for cause.

                  FOR  |_|                           AGAINST  |_|                                ABSTAIN  |_|

3. Shareholder proposal to redeem the Company's Shareholder Protection Rights Agreement. The Board of Directors recommends a vote "AGAINST" Proposal 3.

                  FOR  |_|                           AGAINST  |_|                                ABSTAIN  |_|

4. Proposal to approve an increase in the number of shares available for issuance under the Company's Stock Incentive Plan by 1,750,000 shares.

                  FOR  |_|                           AGAINST  |_|                                ABSTAIN  |_|

5. Proposal to approve an increase in the number of shares available for issuance under the Company's Employee Stock Purchase Plan by 1,500,000 shares.

                  FOR  |_|                           AGAINST  |_|                                ABSTAIN  |_|

6. In the discretion of the proxies, upon such other matters as may properly come before the meeting or any adjournment thereof.

                    Dated: __________________, 2002


                    ------------------------------------------
                    Signature


                    ------------------------------------------
                    Signature (if held jointly)


                    ------------------------------------------
                    Title(s)

                    (Shareholders should sign exactly as name appears on stock. Where there is more than one owner, each should sign. Executors, Administrators, Trustees and others signing in a representative capacity should so indicate.)




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